Exhibit 10.6

Loan No. 70004520

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and a Lender,

THE FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER
BECOME PARTIES TO THIS LOAN AGREEMENT,
as Lenders,

and

WATERMARK PINEBROOK OWNER, LLC,

as Borrower

________________________________________________________

LOAN AGREEMENT

________________________________________________________

Dated as of: December 27, 2013

Exhibits, Schedules and Annexes

Exhibit A	Description of Project
Exhibit B	Reserved
Exhibit C	Loan Commitments
Exhibit D	Reserved
Schedule 2.1	Conditions to Advance of Loan Proceeds
Schedule 2.3(a)	Amortization Schedule
Schedule 2.5(b)	Required Repairs
Schedule 2.7	Sources and Uses
Schedule 7.2	Compliance Certificate
Schedule 12.39	Post-Closing Obligations

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of December 27, 2013, by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), as Administrative Agent and collateral agent for the Lenders (as defined herein) (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”) and as a Lender, the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GE Capital, in its capacity as a lender hereunder, and their respective successors and permitted assigns, each a “Lender” and collectively, the “Lenders”), and WATERMARK PINEBROOK OWNER, LLC, a Delaware limited liability company (“Borrower”), and WATERMARK PINEBROOK, LLC, a Delaware limited liability company (“Operating Tenant”).

ARTICLE I
DEFINITIONS

Section 1.1.          Certain Definitions.   As used herein, the following terms have the meanings indicated:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“ACH” has the meaning assigned in Section 2.6(c)

“Adjusted Expenses” means actual operating expenses related to the Project, excluding any rent paid and depreciation recorded by Operating Tenant, on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Administrative Agent), including: (i) recurring expenses as determined under GAAP, (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income (or the actual management fee paid, if higher) and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred Fifty and No/100 Dollars ($350.00) per Residential Unit.

“Adjusted Net Operating Income” or “ANOI” means annualized Adjusted Revenue less Adjusted Expenses, based upon the financial reports provided by Borrower under Article 7 and approved by Administrative Agent in its reasonable discretion.

“Adjusted Revenue” means revenues generated by the Operator at the Project for the period in question (and if none specified, then for the most current twelve (12) months), as determined under GAAP, but excluding (a) nonrecurring income and non-property related income (as determined by Administrative Agent in its reasonable discretion) and income from tenants that is classified as “bad debt” under GAAP, and (b) late fees and interest income; provided, however, if actual occupancy of the Project exceeds 95% (as determined using the percentage of Residential Units), Adjusted Revenue shall be proportionately reduced assuming an occupancy of 95%.

“Administrative Agent” has the meaning assigned in the preamble to this Agreement.

“Affected Lender” has the meaning assigned in Section 2.13(a).

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“Affiliate” means, with respect to a particular Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person is a trustee or beneficiary, (d) any Person which is directly or indirectly owned or controlled by such Person or any partner, shareholder, director, officer, member or manager of such Person, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Any Borrower Party shall be deemed an Affiliate of Borrower.

“Affiliated Manager” means any property manager in which Borrower, or any Affiliate of Borrower has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” means this Loan Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1, et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701, et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approved Fund” means, with respect to Administrative Agent or any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) Administrative Agent or such Lender, (ii) any Affiliate of Administrative Agent or such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages Administrative Agent or such Lender.

“Approved Insurer” means any insurer (other than Medicaid/Medicare/TRICARE) as may be approved by Administrative Agent from time to time in its sole discretion.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 12.3 (with the consent of any party whose consent is required by Section 12.3), accepted by the Administrative Agent, in form and substance satisfactory to Administrative Agent.

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“Assignment of Leases and Rents” means the Assignment of Leases and Rents (whether one or more), executed by Borrower for the benefit of Administrative Agent (on behalf of itself and the Lenders), and pertaining to the Leases, as amended, restated, supplemented, or otherwise modified from time to time.

“Assignment of Membership Interests” means the Assignment of Membership Interests, executed by each member of Borrower for the benefit of Administrative Agent (on behalf of the Lenders), and pertaining to all of the membership interests in Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“ASTM” means the American Society for Testing and Materials.

“Award” has the meaning assigned in Section 3.3.

“Bankruptcy Party” has the meaning assigned in Section 9.7.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Section 5311, et seq.

“Borrower” has the meaning assigned in the preamble to this Agreement.

“Borrower Formation Documents” has the meaning assigned in Section 6.1(b).

“Borrower Party” means any Guarantor, Operating Tenant, and the sole member of each of Borrower and Operating Tenant.

“Borrower’s Knowledge” or “Operating Tenant’s Knowledge” means the knowledge of Borrower or Operating Tenant, as applicable, after diligent inquiry including review of existing reports (e.g., environmental and property condition reports) regarding the Project, to the extent in Borrower’s possession or control.

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of Illinois are not open for general banking business.

“Cash Management Agreement” means any agreement existing as of the date hereof or from time to time during the term of the Loan among Administrative Agent (on behalf of itself and the Lenders), Borrower or Operating Tenant and a bank approved by Administrative Agent regarding the establishment and operation of a lockbox account, blocked account or similar account into which rents and other revenue are to be deposited, and includes the Deposit Account Control Agreement and Deposit Account Restriction Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Casualty” has the meaning assigned in Section 3.2.

“Census Report” means, with respect to a Project, a report which records the number of licensed beds for the Project, as well as, if applicable, the number of patients and patient census days by Third Party Payor source.

“Closing Date” means the date the Loan is funded by the Lenders.

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“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all real and personal property with respect to which Liens in favor of Administrative Agent are executed, identified or purported to be granted pursuant to the Loan Documents and which secure the Obligations described in the Loan Documents and the Secured Hedge Agreement, and includes all of Borrower’s right, title and interest in, to and under all personal property, real property, and other assets that arise from, are used in connection with, are related to or are located at the Project, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower (including all personal property and other assets owned or acquired under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, a Borrower, and regardless of where located.

“Collateral Assignment” means the Collateral Assignment, Subordination and Agreement Regarding Management Agreement executed by Operating Tenant and Property Manager in favor of the Administrative Agent (on behalf of itself and the Lenders), as amended, restated, supplemented, or otherwise modified from time to time.

“Commercial Lease” means any non-residential Lease of any portion of the Project, excluding the Operating Lease.

“Compliance Certificate” means the compliance certificate in the form of Schedule 7.2 attached hereto.

“CON” means a certificate of need or similar certificate, license or approval issued by the State Regulator for the requisite number of Residential Units in the Project.

“Condemnation” has the meaning assigned in Section 3.3.

“Contract Rate” has the meaning assigned in Section 2.2.

“Control” or “controls” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract, by its position with such Person as general partner or managing member, or otherwise; and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Covenant Failure” has the meaning assigned in Section 8.15(d).

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute

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capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means, for any particular period, the aggregate interest, fixed principal, and other payments due during such period under the Loan and under any other permitted Debt (excluding payments due in respect of the obligations described in clause (f) of the definition of “Debt”) relating to the Project expressly approved by Administrative Agent. The foregoing calculation shall exclude payments applied to escrows or reserves required by Administrative Agent or the Lenders. In the event that Debt Service for a period of twelve (12) months (or other calculation period) is not available, Administrative Agent shall annualize the Debt Service for such period of time as is available.

“Debt Service Coverage Ratio” means, as of any particular date, the ratio of (a) Adjusted Net Operating Income from the Project for a specified period ending on such date, to (b) Debt Service for a specified period ending on such date.

“Debt Service Reserve” has the meaning assigned in Section 2.5.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.

“Defaulting Lender” means a Lender that (a) has given written notice to Borrower, Administrative Agent, or any other Lender that it will fail to fund any amounts to be funded by such Lender after the Closing Date under this Agreement or otherwise fails to fund such amount under this Agreement; (b) is in default for failing to make payments under one or more syndicated credit facilities (unless subject to a good faith dispute); or (c) has declared (or the holding company of such Lender has declared) bankruptcy or is otherwise involved in a liquidation proceeding and Administrative Agent has determined such Lender is reasonably likely to become a Defaulting Lender.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of Borrower or Operating Tenant.

“Deposit Account Bank” means each bank in which the Borrower or Operating Tenant maintains a Deposit Account.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, Borrower or Operating Tenant and each Deposit Account Bank, which agreement provides that (a) such bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by Borrower or Operating Tenant, and (b) such Deposit Account Bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially

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reasonable fees and other items, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require, as amended, restated, supplemented, or otherwise modified from time to time.

“Deposit Account Restriction Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, Borrower or Operating Tenant and each Deposit Account Bank and into which proceeds of Accounts from Governmental Account Debtors are paid directly by the Governmental Account Debtor, and which agreement provides that (a) such bank shall not enter into an agreement with respect to such Deposit Account pursuant to which the Deposit Account Bank agrees to comply with instructions originated by any Person, other than Borrower, directing disposition of the funds in such Deposit Account, and (b) such Deposit Account Bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, in each such case expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require, including such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to an Account subject to a Deposit Account Control Agreement (as Administrative Agent shall elect and direct at the time such agreement is signed) all funds received or deposited into such Deposit Account unless Borrower or Operating Tenant, as applicable, shall otherwise instruct the Deposit Account Bank in writing, subject to the limitations set forth in the Deposit Account Restriction Agreement and the other Loan Documents.

“Determination Date” has the meaning specified in Section 8.15.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Electronic Transmission” means any process of communication that does not directly involve the physical transfer of paper and that is suitable for the retention, retrieval and reproduction of information by the recipient.

“Environmental Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated of even date hereof in favor of Administrative Agent (for itself and on behalf of the Lenders) executed by Borrower and Guarantor with respect to the Project, as amended, restated, supplemented, or otherwise modified from time to time.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including such laws (a) governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) governing or regulating the transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

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“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means each Restricted Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Party, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning assigned in Article 9.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“Federal Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as amended from time to time.

“First Extended Maturity Date” has the meaning assigned in Section 2.3(b).

“FIRREA” has the meaning assigned in Schedule 2.1.

“Funds” means, collectively, the Replacement Escrow Fund, the Required Repair Fund and the Debt Service Reserve.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date so indicated and consistently applied.

“GE Capital” has the meaning assigned in the Preamble to this Agreement.

“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority, including Medicare and Medicaid.

“Governmental Approvals” means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Project.

“Governmental Authority” means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including the State Regulator), or any court, administrative tribunal, or public body and, if applicable, any foreign entity having jurisdiction over Lender, Borrower or any Guarantor.

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“Guarantor” means the Diana and David Freshwater Family Trust, established January 20, 2004, under the laws of Arizona, David Freshwater, an individual, the Barnes Family Trust Revocable Trust U/A dated November 15, 2007, and David Barnes, an individual.

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any Governmental Authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws, (i) any excessive moisture, mildews, mold or other fungi in quantities and/or concentrations that could reasonably be expected to pose a risk to human health or the environment or (j) any elements, material, compounds, mixtures, chemicals, wastes, pollutants, contaminants or substances known to cause cancer or reproductive toxicity, that, because of its quantity, concentration or physical or chemical characteristics, exposure is limited or regulated by any Governmental Authority having jurisdiction over human health and safety, natural resources or the environment, or which poses a significant present or potential hazard to human health and safety, or to the environment, if released into the workplace or the environment.

“Healthcare Investigations” means any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower, Guarantor or Operator (including inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit or procedures initiated by Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Attorney General, Office of Inspector General, Department of Justice or similar governmental agencies or contractors for such agencies).

“Healthcare Laws” means all applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Project or any part thereof as an assisted living facility, memory care facility or other healthcare or senior living facility, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”, 31 U.S.C Section 3729-33, and the “False Claims Act”.

“Hedge Agreement” means any and all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements designed to provide

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protection against fluctuations in interest or currency exchange rates, now or hereafter entered into by Borrower pursuant to Section 2.9 of this Agreement, as the same may be renewed, extended, amended or replaced from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HIPAA Compliance Plan” has the meaning assigned in Section 8.16(b).

“HIPAA Compliance Date” has the meaning assigned in Section 8.16(b).

“HIPAA Compliant” has the meaning assigned in Section 8.16(b).

“IEEPA” has the meaning assigned in Section 6.19(f).

“Indebtedness” means all payment obligations of Borrower or any Borrower Party to Administrative Agent or to any Lender under the Loan or any of the Loan Documents, including any and all interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post petition interest is allowed in any such proceeding.

“Initial Maturity Date” has the meaning assigned in Section 2.3(b).

“Insurance Impound” has the meaning assigned in Section 3.4.

“Insurance Premiums” has the meaning assigned in Section 3.1(c).

“Interest Only Period” means the period commencing on the Closing Date and ending on December 31, 2015.

“Land” means the real property described in Exhibit A.

“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including quality and safety standards, accreditation standards and requirements of any Governmental Authority or State Regulator having jurisdiction over Borrower or the ownership, use, occupancy or operations of the Project, each as it may be amended from time to time.

“Lease Party” means the party to any Lease that grants to the other party the right to use or occupy any portion of the Project, whether it be Borrower or any Operator.

“Leases” means all leases of, subleases of and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed (including all patient and resident care agreements and service agreements which include an occupancy agreement, but expressly excluding the Operating Lease) and all amendments, modifications or supplements thereto.

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“Lender” has the meaning assigned in the preamble to this Agreement. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral following the exercise of remedies by Lenders and the benefit of any guarantees of the Obligations as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Secured Hedge Providers. For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Hedge Agreement are owed and which does not hold any interest in the Loan or commitments hereunder shall not be entitled to any other rights, or permitted to exercise any remedies, as a “Lender” under this Agreement or the other Loan Documents.

“Lender Transferee” has the meaning assigned in Section 12.3(f).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Libor Breakage Amount” means an amount, as reasonably calculated by Administrative Agent, equal to the amount of any losses, expenses, liabilities (including any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that such Lender or any of its Affiliates may sustain as a result of any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).

“Libor Interest Period” means each period commencing on the first day of a calendar month and ending on the last day of the calendar month that is three (3) months thereafter; provided, any Libor Interest Period that would otherwise extend beyond the Maturity Date of the Loan shall end on the Maturity Date.

“Libor Rate” means the greater of (a) one-half of one percent (0.50%) per annum or (b) for each Libor Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the Libor Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two (2) Business Days prior to the next preceding first day of each Libor Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Libor Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion

“Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust

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receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.

“Loan” means the loan, in the original principal amount of $10,500,000, made by the Lenders to Borrower under this Agreement, together with all other amounts secured by the Loan Documents.

“Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Loan to Borrower, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C under the caption “Lender’s Loan Commitment.” The aggregate amount of the Loan Commitments on the date hereof equals $10,500,000.

“Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Mortgage, (d) the Assignment of Leases and Rents, (e) Uniform Commercial Code financing statements, (f) such assignments of management agreements, contracts and other rights as may be reasonably requested by Administrative Agent or the Lenders, (g) the Business Associate Agreement, (h) the Recourse Guaranty Agreement, (i) the Collateral Assignment of Membership Interests, (j) the Security Agreement, (k) the Cash Management Agreement, (l) the Operating Lease Subordination Agreement, (m) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, (n) any letter of credit provided to Administrative Agent (for itself and on behalf of the Lenders) in connection with the Loan, and (o) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include the Environmental Indemnity Agreement.

“Loan Year” means (a) the period commencing on the Closing Date and ending on the last day of the month in which the first anniversary of the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end on the date that is twelve (12) months after the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve month calendar period thereafter until the Maturity Date.

“Lockout Period” means the period beginning on the Closing Date and ending on the date that is twenty-four (24) months following the Closing Date.

“Management Agreement” means that certain Management Agreement, dated as of even date herewith, entered into by Operating Tenant and Property Manager with respect to the management of the Project, and any similar agreement regarding the management and operation of the Project between Operating Tenant (or Borrower) and Property Manager, as the same may be, in each case, amended, restated, supplemented and otherwise modified from time to time.

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Borrower or Operating Tenant be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or Operating Tenant, to

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file a petition seeking, or consent to, reorganization or relief with respect to Borrower or Operating Tenant under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or Operating Tenant or a substantial part of its respective property, to make any assignment for the benefit of creditors of Borrower or Operating Tenant, the admission in writing by Borrower or Operating Tenant of such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Change” or “material adverse change” means, in Administrative Agent’s reasonable discretion, operations or financial condition of a Person or property has changed in a manner which could reasonably be expected to impair the value of the Collateral, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its material obligations under the Loan Documents or Environmental Indemnity Agreement.

“Material Adverse Effect” or “material adverse effect” means, in Administrative Agent’s reasonable discretion, a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of Borrower taken as a whole, (ii) the ability of Borrower to perform any material obligation under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, (iv) the ability of Borrower or Property Manager to operate all or a material portion of the Project or (v) the ability of Operating Tenant to make the required rental payments under the Operating Lease.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Medicaid” means Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.

“Medicare” means Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.

“Mortgage” means that certain Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of even date herewith, executed by Borrower in favor of Administrative Agent (for itself and on behalf of the Lenders), covering the Project, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Non-U.S. Lender Party” means each of the Administrative Agent, the Lenders and each participant, in each case that is not a U.S. Person.

“Note” and “Notes” means, respectively, (a) each Promissory Note executed at any time by Borrower and payable to the order of a Lender in evidence of the Loan of such Lender and (b)

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all such Promissory Notes, together with all renewals, modifications and extensions thereof and any replacement or additional notes executed by Borrower pursuant to the terms hereof.

“Obligations” means the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents, including any obligations under any Secured Hedge Agreement.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operating Lease” means that certain Lease Agreement, dated as of even date herewith, between Borrower, as landlord, and Operating Tenant, as tenant, and covering the Project, as amended, restated, supplemented or otherwise modified from time to time.

“Operating Lease Subordination Agreement” means that certain Subordination Agreement (Operating Lease), dated of even date herewith, executed by Operating Tenant and Administrative Agent (on behalf of Lenders) and acknowledged by Borrower.

“Operating Partnership” means NorthStar Healthcare Income Operating Partnership, L.P.

“Operating Tenant” has the meaning specified in the introductory paragraph hereto, and any successor operating tenant of the Project approved by Administrative Agent or expressly permitted under this Agreement.

“Operator”, individually, and “Operators”, collectively, means the applicable Property Manager, Operating Tenant, property sublessee (excluding residents) and/or operator under any Operating Agreement, approved by Administrative Agent and any successor to such Operator approved by Administrative Agent. If there exists a Property Manager, Operating Tenant and a property sublessee, or any combination thereof, with respect to the Project, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

“Operators’ Agreements” means, collectively, the Management Agreement, the Operating Lease and/or other similar agreement regarding the management and operation of the Project between Borrower and Operating Tenant, and Operating Tenant and Property Manager.

“Other Taxes” has the meaning assigned in Section 2.16(c).

“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Payment Date” has the meaning assigned in Section 2.3(a), and is the date that a regularly scheduled payment of interest during the Interest Only Period, and principal and interest after the expiration of the Interest Only Period, is due.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of occupancy), concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental

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Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Exceptions” means the exceptions to title contained in the Title Policy insuring the liens created pursuant to the Mortgages and any other title matter to which Administrative Agent consents in writing.

“Permitted Transfer” means (a) a Sale or Pledge expressly permitted under Section 8.1(c) or (b) a Prohibited Transfer approved by the Required Lenders pursuant to Section 8.1(d) or 8.1(e).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Post Closing Requirements” means the post closing requirements described on Schedule 12.39, if any.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Primary Licenses” means, with respect to the Project or Person operating the Project, as the case may be, the permit or license to operate as an assisted living facility and/or a memory care facility, and each Medicaid/Medicare/TRICARE provider agreement that Borrower or any Operator elects to maintain with respect to the Project.

“Principal Reduction Payment” has the meaning assigned in Section 8.15(d).

“Prohibited Transfer” has the meaning assigned in Section 8.1(a).

“Project” means the Land, and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the Land.

“Project Yield” means, as of any particular date, the ratio, expressed as a percentage, of (a) annualized Adjusted Net Operating Income from the Project, as determined by Administrative Agent for a particular period, to (b) the outstanding principal balance of the Loan as of such date.

“Property Condition Report” has the meaning assigned in Schedule 2.1.

“Property Manager” means Watermark Retirement Communities, Inc., an Arizona corporation, the manager of the Project approved by Administrative Agent and any successor property manager approved by Administrative Agent.

“Pro Rata Outstandings” means, with respect to any Lender at any time, the outstanding principal amount of the Loan owing to such Lender at such time.

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“Pro Rata Share” means, with respect to any Lender at any time (a) on or prior to the date of the making of the Loan contemplated herein, the percentage obtained by dividing (i) the Loan Commitment of such Lender then in effect by (ii) the sum of the Loan Commitments and (b) after the making of the Loan, the percentage obtained by dividing (i) the Pro Rata Outstandings of such Lender by (ii) the total outstanding principal amount of the Loan; provided, however, that, if there are no Loan Commitments and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to the terms of this Agreement.

“Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Administrative Agent to the extent that any of the foregoing have been or will be engaged by Administrative Agent or its designees.

“Rating Agency Confirmation” means a written affirmation from each of the Rating Agencies (unless otherwise agreed by Administrative Agent) that an action or event shall not result in the qualification, downgrade or withdrawal of any credit rating by such Rating Agency.

“Recipient” has the meaning assigned in Section 12.40.

“Recourse Guaranty Agreement” means that certain Guaranty of Recourse Obligations executed by Guarantor, as amended, restated, supplemented, or otherwise modified from time to time.

“Register” has the meaning specified in Section 2.12(b).

“Related Persons” means, with respect to any Person, each of such Person’s Affiliates, officers, directors, employees, agents, trustees, representatives, attorneys, accountants, and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 11.4 or any comparable provision of any Loan Document.

“Release Conditions” means the following: (1) Borrower shall have caused to be delivered to Administrative Agent a current environmental site assessment report acceptable to Administrative Agent evidencing, to Administrative Agent’s full satisfaction, no material differences in the condition of the Project from the environmental condition of the Project on the Closing Date; and (2) Borrower and Guarantor shall have provided Lender an affidavit certifying that there is no known contamination of the Project due to any Hazardous Materials requiring remediation by applicable Environmental Laws and there are no outstanding claims, suits or demands existing or threatened in writing with respect to any Hazardous Materials or under any Environmental Laws relating to the Project.

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“Relicensing” means the issuance of all Permits (including a Primary License) required under applicable Law for the operation of at least twenty (20) assisted living or memory care Residential Units at the Project.

“Replacement Escrow Fund” has the meaning assigned in Section 2.5.

“Replacement Treasury Yield” means the rate of interest equal to the yield to maturity of the most recently issued U.S. Treasury security as quoted in the Wall Street Journal on any prepayment date. If the remaining term is less than one year, the Replacement Treasury Yield will equal the yield for 1-Year Treasury’s. If the remaining term of the Loan is 1-Year, 2-Year, etc., then the Replacement Treasury Yield will equal the yield for the Treasury’s with a maturity equaling the remaining term. If the remaining term of the Loan is longer than one year but does not equal one of the maturities being quoted, then the Replacement Treasury Yield will equal the yield for Treasury’s with a maturity closest to but not exceeding the remaining term. If the Wall Street Journal (i) quotes more than one such rate, the highest of such quotes shall apply, or (ii) ceases to publish such quotes, the U.S. Treasury security shall be determined from such financial reporting service or source as Administrative Agent shall determine.

“Reports” has the meaning assigned in Section 12.40.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares at such time are in excess of 50% in the aggregate; provided, however, the Loan Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Repair Fund” has the meaning assigned in Section 2.5.

“Required Repairs” means the repairs described on Schedule 2.5(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Units” means, collectively, (a) each memory care bed and/or assisted living unit authorized under the Primary Licenses and (b) each independent living unit comprising the Project.

“Restoration Threshold” means, as of any date, the lesser of (a) two and one-half percent (2.5%) of the replacement value of the improvements at the Project as of such date, and (b) $500,000.00.

“Restricted Party” means Borrower, Operating Tenant or any Affiliated Manager.

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“Sale or Pledge” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

“Secured Hedge Agreement” means any Hedge Agreement between a Borrower (or Affiliate of Borrower) and a Secured Hedge Provider, which is secured by the Project.

“Scheduled Maturity Date” means the Initial Maturity Date or, if the Initial Maturity Date is extended in accordance with Section 2.3(b), the First Extended Maturity Date or, if the First Extended Maturity Date is extended in accordance with Section 2.3(b), the Second Extended Maturity Date.

“Second Extended Maturity Date” has the meaning assigned in Section 2.3(b).

“Secured Hedge Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) who has entered into a Secured Hedge Agreement with Borrower, or (ii) a Person with whom Borrower has entered into a Secured Hedge Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Secured Parties” means the Lenders and the Administrative Agent and each such Person’s Related Persons.

“Security” means all of the real and personal property securing the Obligations described in the Loan Documents and the Secured Hedge Agreements.

“Security Agreement” means the Security Agreement executed by Borrower and Operating Tenant in favor of Administrative Agent (for itself and on behalf of the Lenders) covering certain personal property described therein, as amended, restated, supplemented or otherwise modified from time to time.

“Security Deposits” means any and all security deposits and entrance fees from any tenant or occupant of the Project collected or held by Borrower or any Operator.

“Single Purpose Entity” means a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning and leasing the Project, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies in all material respects with the covenants set forth in Section 6.17 hereof.

“Site Assessment” means an environmental engineering report for the Project prepared at Borrower’s expense by an engineer engaged by Borrower, or by Administrative Agent on behalf of Borrower, and approved by Administrative Agent, and in a manner reasonably satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard

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E1527-05 (or any successor thereto published by ASTM) and good customary and commercial practice.

“Social Security Act” means 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“State Regulator” has the meaning assigned in Section 8.14(a).

“Substitute Lender” has the meaning assigned in Section 2.13(a).

“Survey” has the meaning assigned in Schedule 2.1.

“Tax Impound” has the meaning assigned to such term in Section 3.5.

“Taxes” has the meaning assigned in Section 8.2.

“Tenant” means any tenant or occupant of a Project under a Lease.

“Term Sheet” means that certain letter agreement dated December 5, 2013, from Administrative Agent and accepted by and on behalf of Borrower on December 5, 2013.

“TFG Owners” means, collectively, (i) the Diana and David Freshwater Family Trust, established January 20, 2004, under the laws of Arizona; (ii) the Barnes Family Trust Revocable Trust U/A dated November 15, 2007; and (iii) Seniors Investments II, LLC, a Delaware limited liability company.

“Third Party Payor Programs” means any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Approved Insurer, and any other private commercial insurance managed care and employee assistance program, to which Borrower or any Operator may be subject with respect to the Project.

“Title Policy” has the meaning assigned in Schedule 2.1.

“Transferee” has the meaning assigned in Section 8.1(e).

“Transfer Fee” has the meaning assigned in Section 8.1(d).

“TWEA” has the meaning assigned in Section 6.19(f).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Illinois; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Administrative

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Agent’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Illinois, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“U.S. Lender Party” means each of Administrative Agent, the Lenders, and each participant of a Lender, in each case that is a U.S. Person.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

“Withholding Taxes” has the meaning assigned in Section 2.16(a).

“Zoning Report” has the meaning assigned in Schedule 2.1.

Section 1.2.          Definitions.   All terms defined in Section 1.1 above or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document or Environmental Indemnity Agreement, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole.

Section 1.3.          Phrases.   When used in this Agreement and the other Loan Documents or Environmental Indemnity Agreement, the word “including” shall mean “including, but not limited to,” and the word “includes(s)” shall mean “include(s), without limitation,” and the phrases “satisfactory to Administrative Agent,” “satisfactory to Lenders,” and “satisfactory to Required Lenders” shall mean “in form and substance satisfactory to the applicable Person in all respects”, the phrases “with Administrative Agent’s consent,” “with the Lenders’ consent,” and “with the Required Lenders’ consent,” or “with Administrative Agent’s approval,” “with the Lenders’ approval,” and “with the Required Lenders’ approval” shall mean such consent or approval at such Person’s sole discretion, and the phrases “acceptable to Administrative Agent,” “acceptable to Lenders,” and “acceptable to the Required Lenders” shall mean “acceptable to such Person at such Person’s sole discretion” unless otherwise specified in this Agreement.

ARTICLE II
LOAN TERMS

Section 2.1.          The Loan.   Upon satisfaction of all the terms and conditions set forth in Schedule 2.1 hereto, each Lender severally, but not jointly, agrees to make its Pro Rata Share of the Loan in Dollars to Borrower in the amount of such Lender’s Loan Commitment, which shall be funded in one advance on the Closing Date and repaid in accordance with the terms of this Agreement and the Notes. Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

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Section 2.2.         Interest Rate; Late Charge; Default Rate.

(a)          Interest Rate.   The outstanding principal balance of the Loan shall bear interest at a floating rate of interest equal to three and thirty-five hundredths percent (3.35%) per annum in excess of the Libor Rate (the “Contract Rate”).

(b)          Late Charge.   If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, excluding the final installment due on the Maturity Date, Borrower shall pay to Administrative Agent, for the account of the Lenders (other than any Defaulting Lender), a late charge on such past due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The Administrative Agent shall pay to each Lender (other than any Defaulting Lender) its portion of the late charge based on each Lender’s Pro Rata Share of the Loan in accordance with Section 2.6. The foregoing late charge is intended to compensate each Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by each Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses each Lender will incur by reason of late payment. Borrower and each Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the Event of Default arising from the overdue installment, and shall not prevent any Lender from exercising any other rights or remedies available to such Lender with respect to such Event of Default.

(c)          Default Rate.   While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3.         Terms of Payment.   The Loan shall be payable as follows:

(a)          Interest and Principal.

(i)          [Reserved]

(ii)         Commencing on February 1, 2014, and continuing on the first (1st) day of each calendar month thereafter (each such date a “Payment Date”) during the Interest Only Period, Borrower shall pay to Administrative Agent for the account of the Lenders (other than a Defaulting Lender), interest only in arrears computed at the Contract Rate on the outstanding principal balance of the Loan.

(iii)        Thereafter, commencing on the Payment Date immediately following the last day of the Interest Only Period, and continuing on each Payment Date thereafter through and including the Payment Date immediately prior to the Maturity Date, Borrower shall pay to Administrative Agent for the account of the Lenders (other than a Defaulting Lender) (A) interest in arrears computed at the Contract Rate on the outstanding principal balance of the Loan and (B) installments of principal in accordance with the amortization schedule attached hereto as Schedule 2.3(a). For avoidance of doubt, if, with respect to a payment of principal and interest due on a Payment Date, funds in an amount adequate to make (or complete) such payment are disbursed from the Debt Service Reserve in accordance with Section 2.5(f), such disbursement shall satisfy the obligation of Borrower to pay the amount due on such Payment Date pursuant to

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the previous sentence. Each of such payments shall be applied (i) to the payment of interest computed at the Contract Rate and (ii) the balance applied toward reduction of the outstanding principal balance of the Loan. The constant payment required hereunder is based on a twenty-five (25)-year amortization schedule. For avoidance of doubt, if funds in an amount adequate to make a payment due on a Payment Date are disbursed from the Debt Service Reserve, such disbursement shall satisfy the obligation of Borrower to pay the amount due on such Payment Date pursuant to the previous sentence.

(b)          Maturity.

(i)          Unless sooner due and payable hereunder, all outstanding principal, accrued and unpaid interest, interest at the Default Rate, late charges and any and all other amounts due under the Loan Documents shall be due and payable in full on December 27, 2016 (the “Initial Maturity Date”).

(ii)         Borrower shall have one option to extend the Initial Maturity Date to December 27, 2017 (the “First Extended Maturity Date”), upon compliance with the following conditions: (A) at least thirty (30) but no more than ninety (90) days in advance of the Initial Maturity Date, Borrower shall deliver to Administrative Agent (1) written notice of its request to extend the Initial Maturity Date; and (2) a certification from Borrower evidencing that, as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), and based upon the twelve (12) month period ending on such date, and (x) the Project Yield is equal to or greater than 10.00% and the Debt Service Coverage Ratio is equal to or greater than 1.25 to 1.00; (B) no Potential Default or Event of Default shall be in existence on the date upon which Borrower delivers the notice described in clause (A) of this Section or on the Initial Maturity Date; (C) Administrative Agent shall have verified to its satisfaction that the Project Yield and the Debt Service Coverage Ratio as of the date certified by Borrower pursuant to clause (A) of this Section and as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), is equal to or greater than 10.00% and 1.25 to 1.00, respectively; (D) on or before the Initial Maturity Date, if Administrative Agent deems appropriate, Borrower and Guarantor shall execute and deliver an amendment, in form and substance reasonably satisfactory to Administrative Agent and Borrower, to the Note and the other Loan Documents confirming the extension of the Initial Maturity Date; and (E) on or before the Initial Maturity Date, Borrower shall pay to Administrative Agent a non-refundable extension fee equal to one-quarter of one percent (0.25%) of the principal balance of the Loan outstanding on the Initial Maturity Date.

(iii)        Borrower shall have one option to extend the First Extended Maturity Date to December 27, 2018 (the “Second Extended Maturity Date”), upon compliance with the following conditions: (A) at least thirty (30) but no more than ninety (90) days in advance of the First Extended Maturity Date, Borrower shall deliver to Administrative Agent (1) written notice of its request to extend the First Extended Maturity Date; and (2) a certification from Borrower evidencing that, as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), and based upon the twelve (12) month period ending on such date, and (x) the Project Yield is equal to or greater than 10.00% and the Debt Service Coverage Ratio is equal to or greater than 1.25 to 1.00; (B) no Potential Default or Event of Default shall be in existence on the date upon which Borrower delivers the notice described in clause (A) of this

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Section or on the First Extended Maturity Date; (C) Administrative Agent shall have verified to its satisfaction that the Project Yield and the Debt Service Coverage Ratio as of the date certified by Borrower pursuant to clause (A) of this Section and as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), is equal to or greater than 10.00% and 1.25 to 1.00, respectively; (D) on or before the First Extended Maturity Date, if Administrative Agent deems appropriate, Borrower and Guarantor shall execute and deliver an amendment, in form and substance reasonably satisfactory to Administrative Agent and Borrower, to the Note and the other Loan Documents confirming the extension of the First Extended Maturity Date; and (E) on or before the First Extended Maturity Date, Borrower shall pay to Administrative Agent a non-refundable extension fee equal to one-quarter of one percent (0.25%) of the principal balance of the Loan outstanding on the First Extended Maturity Date;.

(iv)        On the Maturity Date, Borrowers shall pay to Administrative Agent for the account of Lenders, all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other amounts due under the Loan Documents.

Section 2.4.          Prepayment.

(a)          Lockout Period.   The Loan may not be prepaid, in whole or in part, at any time during the Lockout Period, other than as a result of condemnation or casualty. Thereafter, the Loan may be prepaid only as permitted by this Section 2.4.

(b)          Prepayment.   On any Payment Date following expiration of the Lockout Period, Borrower may prepay the Loan in whole, but not in part, without payment of a prepayment premium other than any applicable Libor Breakage Amount, provided Borrower provides not less than ten (10) Business Days’ notice to Administrative Agent of such prepayment (which notice may be revoked or extended, upon two (2) Business Days written notice to Administrative Agent, by Borrower) and pays to Administrative Agent the full outstanding amount of all Obligations, including principal and accrued interest and, to the extent applicable, the Libor Breakage Amount.

(c)          Partial Prepayment.   If, notwithstanding Section 2.4(b), Administrative Agent permits the Loan to be prepaid in part, Borrower shall pay, in addition to the principal amount prepaid, pro-rata interest on the amount of such prepayment plus any Libor Breakage Amount applicable to such principal being prepaid.

(d)          Involuntary Prepayment.   For avoidance of doubt, if the Loan is accelerated for any reason other than casualty or condemnation, and the Loan is otherwise closed to prepayment, Borrower shall pay to Administrative Agent, for the account of the Lenders, in addition to all other amounts outstanding under the Loan Documents, any applicable Libor Breakage Amount.

Section 2.5.          Security; Establishment of Funds.

(a)          Security.   The Loan and all of the other Obligations shall be secured by the Mortgage creating a first lien on the Project, the Assignment of Leases and Rents and the other Loan Documents.

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(b)          Establishment of Funds.   Borrower agrees to establish the following reserves with Administrative Agent, to be held by Administrative Agent as further security for the Loan:

(i)          On the Closing Date, Borrower shall deposit with Administrative Agent the amount of $0.00 (the “Required Repair Fund”) which shall be held by Administrative Agent for the completion of the required repairs set forth on Schedule 2.5(b) annexed hereto on or before the last applicable period referenced therein.

(ii)         Borrower shall deposit with Administrative Agent on each Payment Date the product of Thirty Dollars ($30) multiplied by the number of Residential Units in the Project, which shall be held by Administrative Agent for replacements and repairs required to be made to the Project during the term of the Loan (the “Replacement Escrow Fund”).

(iii)        On the Closing Date, Borrower shall deposit with Administrative Agent the amount of $500,000 (the “Debt Service Reserve”), which shall be held by Administrative Agent to pay the interest and principal due on the Loan. Until such time as the Debt Service Reserve is released to Borrower in accordance with Section 2.5(g) hereof, Borrower, on or before the first Payment Date of each calendar quarter, shall deposit with Lender, for deposit into the Debt Service Reserve, the difference between $500,000 and the amount on deposit in the Debt Service Reserve as of such date.

Administrative Agent shall hold the Funds, and any and all other impounds or reserves otherwise provided for in this Agreement, for the benefit of all Lenders.

(c)          Pledge of Funds.   Borrower hereby pledges to Administrative Agent and the Lenders, and grants a security interest to Administrative Agent, for the benefit of Lenders, in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. Upon the occurrence of an Event of Default, Administrative Agent may (and at the direction of the Required Lenders shall) apply any sums then present in the Funds to the payment of the Loan in any order in the reasonable discretion of Administrative Agent. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan.

(d)          Funds, Generally.   Administrative Agent may reasonably reassess its estimate of the amount necessary for the Funds from time to time and may adjust the monthly amounts required to be deposited into the Replacement Escrow Fund upon thirty (30) days notice to Borrower. The Lenders and Borrower acknowledge and agree that the Funds shall be held without interest in Administrative Agent’s name and may be commingled with Administrative Agent’s own funds at financial institutions selected by Administrative Agent in its reasonable discretion. Administrative Agent shall have no obligation to release any of the Funds while any Event of Default or Potential Default exists (other than, with respect to an Event of Default or Potential Default arising from Borrower’s inability to pay in full the payment of principal and interest due on the Loan accordance with Section 2.3(a) or Section 2.3(b), an Event of Default or Potential Default curable by the disbursement of funds from the Debt Service Reserve in accordance with Section 2.5(f)) or any Material Adverse Change has occurred in Borrower or any Borrower Party or the Project. All costs and expenses incurred by Administrative Agent in the disbursement of any of the Funds shall be paid by Borrower promptly upon demand or, at

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Administrative Agent’s sole discretion, deducted from the Funds. All moneys contained in the Funds by Administrative Agent shall be released to Borrower upon repayment in full of the Indebtedness and all other amounts payable by Borrower under the Loan Documents.

(e)          Disbursements from Required Repair Fund and Replacement Escrow Fund.   Administrative Agent shall make disbursements from the Required Repair Fund and the Replacement Escrow Fund as requested by Borrower, and approved by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed, on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Administrative Agent’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Administrative Agent, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Administrative Agent may require an inspection of the Project at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought; provided, however, unless a Potential Default or Event of Default exists, Borrower shall not be required to reimburse Administrative Agent for more than four (4) such inspections performed at the direction of Administrative Agent in any twelve (12) month period.

(f)          Disbursements from Debt Service Reserve.   If, on any Payment Date, Borrower notifies Administrative Agent that Borrower will be unable to pay in full the payment of interest and principal due on the Loan in accordance with Section 2.3(a) and Section 2.3(b) on such date, Administrative Agent shall make a disbursement from the Debt Service Reserve in an amount sufficient to pay the difference between the amount due and the amount actually paid by Borrower, provided no Potential Default or Event of Default (other than to the extent curable by the making of such payment) is in existence, and provided, further, that sufficient funds are available in the Debt Service Reserve for such purpose. Disbursements from the Debt Service Reserve shall be made no more than once per month. Nothing in this Section shall be deemed to relieve Borrower of its obligation to pay all principal and interest which becomes due hereunder and which is not otherwise paid from the Debt Service Reserve.

(g)          Release of Debt Service Reserve.   All amounts contained in the Debt Service Reserve shall be released to Borrower upon satisfaction of the following conditions: (i) Borrower has delivered to Administrative Agent a certification from Borrower certifying that (A) as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), (1) the Project Yield, based upon the six (6) month period ending on such date, is equal to or greater than 9.00%, and (2) the Debt Service Coverage Ratio, based upon the three (3) month period ending on such date, is equal to or greater than 1.25 to 1.00 and (B) all construction necessary for occupation of at least thirty-two (32) Residential Units by assisted living or memory care residents has been completed; (ii) the Relicensing has occurred, and Borrower has delivered to Administrative Agent a copy of any Primary License necessary to operate the Project as an assisted senior living or memory care facility; (iii) Administrative Agent shall have verified to its reasonable satisfaction that the Project Yield and the Debt Service Coverage Ratio as of the date certified by Borrower pursuant to clause (i) of this Section and as of the date of the most recent financial statements required to be delivered pursuant to Section 7.1(a)(i), is equal to or greater than 9.00% and 1.25 to 1.00, respectively, as of the last day of the periods specified in clause (i); (iv) if requested by Administrative Agent, Administrative Agent shall have inspected

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the Project; and (v) no Potential Default or Event of Default is in existence as of the date of such release.

Section 2.6.          Application of Payments.

(a)          Waterfall.   Prior to the occurrence of an Event of Default, all payments received by Administrative Agent under the Loan Documents shall be applied, (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent pursuant to this Agreement, any Loan Document or the Environmental Indemnity Agreement, (ii) second, to pay interest then due and payable to the Lenders (other than a Defaulting Lender) in respect of the Loan calculated at the Contract Rate, (iii) third, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders (other than a Defaulting Lender) pursuant to this Agreement, any Loan Document or the Environmental Indemnity Agreement, (iv) fourth, to principal payments due under the Loan owing to the Lenders (other than a Defaulting Lender) and to the Obligations under the Secured Hedge Agreements, (v) fifth, to any reserves, escrows or other impounds required to be maintained pursuant to the Loan Documents, (vi) sixth, to the Libor Breakage Amount, if any, then due, and (vii) seventh, to the ratable payment of all other Obligations (other than Obligations owing to a Defaulting Lender); and (viii) eighth, to repay all Obligations owing to a Defaulting Lender. Upon the occurrence of an Event of Default, all payments shall be applied in such order as the Administrative Agent shall determine in its sole discretion. Notwithstanding anything herein to the contrary, if at any time following an Event of Default or acceleration of the Obligations or on or after the Maturity Date, the Administrative Agent applies any payments received or the proceeds of any Collateral to principal payments on the Loan, the Administrative Agent shall apply such payments or proceeds pro rata between such principal payments on the Loan and the Obligations under the Secured Hedge Agreements based on the outstanding principal balance of the Loan and the Obligations under Secured Hedge Agreements.

(b)          Application of Payments Generally.   All repayments of the principal amount of the Loan shall be applied to reduce such outstanding principal amounts of the Loan in the stated order of maturity. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.6, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding. All prepayments of principal shall be applied in the inverse order of maturity.

(c)          Payments and Computations.   Borrower shall make each payment under any Loan Document not later than 11:00 a.m. (Eastern Standard or Daylight Savings time) on the day when due to the Administrative Agent by wire transfer or Automated Clearing House (“ACH”) transfer (which, absent written instruction to the contrary by Administrative Agent, shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified Borrower

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in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank:	Deutsche Bank Trust Co.
New York, New York
ABA No.:	021001033
Account Number:	50-256-477
Account Name:	GECC / GEMSA Servicing Incoming Wire
Loan No.:	70004520

The Administrative Agent shall cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.6(a), promptly after receipt or deemed receipt, but not later than one Business Day following receipt (or deemed receipt) by the Administrative Agent. The Administrative Agent shall have no obligation to make any payments to a Lender except out of amounts received or applied by Administrative Agent with respect to the Loan, and only if and to the extent payable in accordance with said Section 2.6(a). Payments received by the Administrative Agent after 11:00 a.m. (Eastern Standard or Daylight Savings time) shall be deemed to be received on the next Business Day.

(d)          Computations of Interest and Fees.   All computations of interest and of fees shall be made by the Administrative Agent on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding Payment Date, as the case may be, to the date of the next Payment Date or the Maturity Date. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(e)          Payment Dates.   Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees, including, without limitation, any Libor Breakage Amount.

(f)          Advancing Payments.   Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the current rate of the Loan) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.7.          Sources and Uses.   The sources and uses of funds for the contemplated transaction are as described on Schedule 2.7 attached hereto. Borrower shall deliver such

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information and documentation as Administrative Agent shall request to verify that the sources and uses are as indicated on Schedule 2.7. A reduction in the amounts necessary for any of the uses may, at Administrative Agent’s election, shall result in an equal reduction in the amount of the Loan. The proceeds of the Loan are intended and will be used for agricultural, business and/or commercial purposes (including, without limitation, leasing of Residential Units and services provided to the occupants of any such Residential Units) and are not intended and will not be used for personal, family or household purposes.

Section 2.8.          Capital Adequacy; Increased Costs; Illegality.

(a)          If any Lender determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder (each a “Change in Law”), then Borrower shall from time to time upon demand by such Lender, pay to Administrative Agent (on behalf of such Lender), additional amounts sufficient to compensate Lender for such reduction solely as to the period from and after the applicable Change in Law. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the affected Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(a)

(b)          If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then Borrower shall from time to time, upon demand by such Lender, pay to Administrative Agent (on behalf of such Lender), additional amounts sufficient to compensate such Lender for such increased cost solely as to the period from and after the applicable introduction or Change in Law or adoption of applicable guideline. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(b).

(c)          Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it

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unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan bearing interest computed by reference to the Libor Rate, then, unless such Lender is able to make or to continue to fund or to maintain the Loan at another office of such Lender without, in such Lender's opinion, adversely affecting it or its Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain the Loan shall terminate and (ii) Borrower shall prepay in full such Lender’s Pro Rata Share of the Loan, together with interest accrued thereon, but without payment of any prepayment premium), within sixty (60) days following Administrative Agent’s (on behalf of such Lender) demand for payment unless such Lender determines a replacement index and spread to approximate the Contract Rate before such Change in Law or regulation. Each Lender will use its best efforts to determine such replacement index and spread and will notify Borrower of the index and spread to be used and the same shall be applied to the Loan effective as of the date such Lender determined that the Libor Rate was no longer available.

(d)          Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law under subsection (b) above and/or a change in capital adequacy requirements under subsection (a) above, as applicable, regardless of the date enacted, adopted or issued.

Section 2.9.          Hedge Agreements.   Borrower may, at its sole cost and expense, obtain and maintain an interest rate cap for the benefit of Borrower pursuant to a Hedge Agreement reasonably satisfactory to Administrative Agent, which Hedge Agreement shall, at Administrative Agent’s request, be collaterally assigned to Administrative Agent for the benefit of Lenders. Any such Hedge Agreement shall be provided or arranged by Administrative Agent (or an Affiliate of Administrative Agent). Upon repayment of the Loan in full, Administrative Agent shall assign the Hedge Agreement back to Borrower or an Affiliate of Borrower. Except in connection with a Secured Hedge Agreement, the Project shall not be pledged or encumbered in any manner to secure any obligation under the Hedge Agreement. Borrower shall not enter into any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement pertaining to fluctuations in interest rates, or any swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies, other than a Hedge Agreement permitted under this Section, and not for speculative purposes.

Section 2.10.         Libor Breakage Amount.   Upon any payment of the Loan (or any portion thereof) on any day that is not the last day of the Libor Interest Period applicable thereto (except in connection with any payment made on the next succeeding Business Day following the due date for any such payment pursuant to Section 2.6(e), but otherwise regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay to Administrative Agent, for the account of Lenders (other than a Defaulting Lender) the Libor Breakage Amount. For purposes of calculating the Libor Breakage Amount payable to a Lender under this Section 2.10, each Lender shall be deemed to have actually funded the Loan through the purchase of a deposit bearing interest at the Libor Rate in an amount equal to the amount of the Loan and having a maturity and repricing characteristics comparable to the relevant Libor

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Interest Period; provided, however, that each Lender may fund its Pro Rata Share of the Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.10.

Section 2.11.   Default under Business Associate Agreement.   If Administrative Agent breaches its obligations under the Business Associate Agreement and Borrower or Operator, as applicable, elects to terminate the Business Associate Agreement in accordance with the terms thereof, Borrower shall have the right to prepay the Obligations in full, without payment of any prepayment premium, provided that such payment is made within ninety (90) days following Borrower’s discovery of such breach.

Section 2.12.   Evidence of Debt.

(a)          Records of Lenders.   Each Lender shall maintain in accordance with its usual practice accounts evidencing the Indebtedness of Borrower to each Lender resulting from the Pro Rata Share of the Loan of such Lender from time to time outstanding, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, with respect to each Lender having sold a participation interest in any of the Obligations owing to it, such Lender, acting as agent of Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 12.1 (or at such other address as Administrative Agent shall notify Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant in any Obligation owing to such Lender, in any Loan Commitment or any portion of the Loan and in any right of such Lender to receive any payment hereunder.

(b)          Records of Administrative Agent.   The Administrative Agent, acting as agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.12, shall establish and maintain at its address referred to in Section 12.1 (or at such other address as the Administrative Agent may notify Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan and the Pro Rata Outstandings, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.13 (Substitution of Lenders) and Section 12.3 (Assignments and Participations; Binding Effect)), (B) the Loan Commitments of each Lender, (C) the amount of each of the Pro Rata Outstandings and any assignment of a Lender’s Pro Rata Share of the Loan, (D) the amount of any principal or interest due and payable or paid, and (E) any other payment received by the Administrative Agent from Borrower and its application to the Obligations.

(c)          Registered Obligations.   Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing such Loan) shall constitute a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.12 and Section 12.3 shall be

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construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)          Prima Facie Evidence.   The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.12 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of Borrower or any Borrower Party to repay the Loan in accordance with its terms. In addition, Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrower, the Administrative Agent and such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

Section 2.13.    Substitution of Lenders.

(a)          In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim for any increased amount under Section 2.8 or notifies Borrower and the Administrative Agent pursuant to Section 2.8 that it becomes illegal for such Lender to continue to fund or maintain its Pro Rata Share of the Loan using the Libor Rate or (ii) does not consent to any amendment, waiver or consent to any Loan Document or the Environmental Indemnity Agreement for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, Borrower may either pay in full such Affected Lender with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)          To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 12.3 and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Loan Commitment of the Affected Lender.

(c)          Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in

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the case of any payment in full, such Affected Lender’s Loan Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Loan Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Loan Commitment in the amount of such Affected Lender’s Loan Commitment and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.14.   Defaulting Lenders.

(a)          Cure of Defaulting Lender Status.   A Defaulting Lender may regain its status as a non-defaulting Lender hereunder upon satisfaction of each of the following conditions, as applicable: (i) payment by such Defaulting Lender of all amounts owing hereunder (whether to the Administrative Agent for indemnity purposes or otherwise); (ii) receipt by Administrative Agent of (A) a written revocation by Defaulting Lender of any written notice by Defaulting Lender to Borrower, Administrative Agent, or any other Lender that such Defaulting Lender will fail to fund under this Agreement, or (B) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender has publicly revoked any public announcement of the same; (iii) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender is no longer in default for failing to make payments under one or more syndicated credit facilities; and (iv) evidence satisfactory to Administrative Agent (in consultation with the Required Lenders) that such Defaulting Lender (or the holding company of such Defaulting Lender) is no longer the subject of a bankruptcy proceeding and is not otherwise involved in any liquidation proceeding, and Administrative Agent has determined such Defaulting Lender is able to meet its obligations hereunder.

(b)          Right of Offset.   Anything herein to the contrary notwithstanding, upon receipt of any payment from Borrower hereunder for the account of the Lenders, Administrative Agent may, in its discretion, offset against a Defaulting Lender’s Pro Rata Share of such payment, the amount of any unfunded reimbursement obligations of such Defaulting Lender.

(c)          Replacement of Defaulting Lender.   If any Lender is a Defaulting Lender, the Administrative Agent may, upon notice to such Lender and Borrower, replace such Lender by causing such Lender to assign its Loan (with the related assignment fee to be paid by such Defaulting Lender) pursuant to Section 12.3 to one or more Persons eligible under such Section procured by the Administrative Agent. Borrower shall pay in full all interest, fees and other amounts (including any principal payments then due and payable pursuant to Section 2.3(a)(iii) hereof) owing to such Defaulting Lender through the date of replacement. Any Defaulting Lender being replaced under this Section 2.14(c) shall execute and deliver an Assignment with respect to such Lender’s Pro Rata Share of the Loan.

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Section 2.15.   Fees and Expenses.   Borrower agrees to pay to the Administrative Agent (for the benefit of the Lenders) the fees and expenses provided in the Term Sheet.

Section 2.16.    Withholding Taxes.

(a)          Payments Free and Clear of Withholding Taxes.   Except as otherwise provided in this Section 2.16, each payment by Borrower under any Loan Document or the Environmental Indemnity Agreement shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) through (iv) below, the “Withholding Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender as a result of a connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document or the Environmental Indemnity Agreement), (ii) Withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement in the capacity under which such Lender makes a claim under this clause (b), except in each case to the extent such Lender is a direct or indirect assignee (other than pursuant to Section 2.13 (Substitution of Lenders)) of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 2.16(b), (iii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Lender to deliver the documentation required to be delivered pursuant to clause (f) below and (iv) any United States federal withholding Taxes imposed under FATCA (the taxes described in subsections (i) through (iv) herein called “Excluded Taxes”).

(b)          Gross-Up.   If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document or the Environmental Indemnity Agreement to any Lender and such Taxes are Withholding Taxes, (i) such amount payable shall be increased as necessary to ensure that, after all required deductions for Withholding Taxes are made (including deductions applicable to any increases to any amount under this Section 2.16), such Lender receives the amount it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) the relevant Lender shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, Borrower shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment.

(c)          Other Taxes.   In addition, Borrower agrees to pay, and authorize Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of

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Withholding Taxes or Other Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof.

(d)          Indemnification.   Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to Administrative Agent), each Lender for all Withholding Taxes and Other Taxes (including any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16, other than such amounts set forth in clause (ii) of Section 2.16(a)) paid by such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted. A certificate of the Lender (or of Administrative Agent on behalf of such Lender) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Administrative Agent and such Lender may use any reasonable averaging and attribution methods.

(e)          Mitigation.   Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)          Tax Forms.

(i)          Each Non-U.S.   Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by Borrower or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS

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certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless Borrower and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)         Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by Borrower or Administrative Agent (or, in the case of a participant, the relevant Lender), provide Administrative Agent and Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)        Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (f) and provide them to Administrative Agent.

(iv)        If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by Administrative Agent or Borrower sufficient for Administrative Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          Refunds.   If a Lender has received a refund of (or tax credit with respect to) any Withholding Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund (or the benefit realized as a result of such tax credit) to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Withholding Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Lender (including any Withholding Taxes imposed with respect to such refund) as is determined by the Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of the Lender, agree to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 2.16 shall not be construed to require the Lender to make available its tax returns (or any other information

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relating to its Withholding Taxes or Other Taxes which it deems in good faith to be confidential) to Borrower or any other person.

ARTICLE III
INSURANCE, CONDEMNATION AND IMPOUNDS

Section 3.1.    Insurance.   Borrower shall maintain (or cause to be maintained) insurance as follows:

(a)          Casualty; Business Interruption.   Borrower shall keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism and other specified action/inaction), and shall maintain boiler and machinery insurance, acts of domestic and foreign terrorism endorsement coverage and such other casualty insurance as reasonably required by Administrative Agent. Administrative Agent reserves the right, to be exercised in its reasonable discretion, to require from time to time the following additional insurance: flood; earthquake/sinkhole; windstorm; worker’s compensation; and/or building law or ordinance. Borrower shall keep the Project insured against loss by flood if the Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the maximum amount of the Loan or (ii) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, for all periods covered by Borrower’s property insurance for a limit equal to twelve (12) calendar months’ exposure, all without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Administrative Agent in all respects. The proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Administrative Agent, on behalf of the Lenders, to be applied as provided in Section 3.2. Administrative Agent acknowledges that the casualty and business interruption insurance maintained by Borrower on the Closing Date satisfies the requirements set forth in this subsection (a), it being understood that the foregoing does not restrict Administrative Agent from modifying the coverage required hereunder from time to time in accordance with this Section.

(b)          Liability.   Borrower shall maintain (i) commercial general liability insurance with respect to the Project providing for limits of liability in the amount of $1,000,000, on a per occurrence basis, and $2,000,000, in the aggregate, for both injury to or death of a person and for property damage, (ii) umbrella liability coverage in the amount of $3,000,000, and (iii) other liability insurance as reasonably required by Administrative Agent. In addition, Borrower shall cause each Operator that operates or otherwise provides services to the Project to maintain (A)

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worker’s compensation insurance and employer’s liability insurance covering employees at the Project employed by such Operator (in the amounts required by applicable Laws), (B) professional liability insurance, (C) general liability insurance and (D) umbrella insurance. In no event shall Borrower consent to any decrease in the amount or scope of coverage or increase the deductibles from those previously approved by Administrative Agent. Administrative Agent acknowledges that the liability insurance maintained by Borrower on the Closing Date satisfies the requirements set forth in this subsection (b), it being understood that the foregoing does not restrict Administrative Agent from modifying the coverage required hereunder from time to time in accordance with this Section.

(c)          Form and Quality.   All insurance policies shall be endorsed in form and substance acceptable to Administrative Agent to name Administrative Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause and shall not contain a Protective Safeguard Endorsement. Administrative Agent shall act on behalf of the Lenders in respect of insurance matters. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the state in which the Project is located, with a rating of “AX” or better as established by Best’s Rating Guide with respect to property and casualty insurance and a rating of “AX” or better as established by Best’s Rating Guide or “A” or better by Standard & Poor’s Ratings Group with respect to liability insurance. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Administrative Agent and that no act or thing done by Borrower shall invalidate any policy as against Administrative Agent. Blanket policies shall be permitted only if (i) Administrative Agent receives appropriate endorsements and/or duplicate policies containing Administrative Agent’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Project in an amount approved by Administrative Agent which is expressly allocated for the Project, and any such policy shall in all other respects comply with the requirements of this Section. Borrower authorizes Administrative Agent to pay the premiums for such policies (the “Insurance Premiums”) from the Insurance Impound as the same become due and payable annually in advance. If Borrower fails to deposit funds into the Insurance Impound sufficient to permit Administrative Agent to pay the Insurance Premiums when due, Administrative Agent may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith.

(d)          Assignment; Delivery of Certificates and Policies.   Borrower shall assign the policies or proofs of insurance to Administrative Agent (for the benefit of the Lenders), in such manner and form that Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. With respect to the property and casualty insurance required under Section 3.1(a), Borrower shall provide (i) on or before the Closing Date, an ACORD 25 along with a policy binder which is valid for at least 60 days following the Closing Date, (ii) endorsements required by Administrative Agent within thirty (30) days following the Closing Date if not provided on or before the Closing Date and (iii) a copy of the full policy within sixty (60) days following the Closing Date or prior to expiration of

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the binder. With respect to the liability insurance required under Section 3.1(b), Borrower shall provide (i) on or before the Closing Date, an ACORD 25 along with evidence of 30-day notice of cancellation of coverage, (ii) endorsements required by Administrative Agent within thirty (30) days following the Closing Date if not provided on or before the Closing Date and (c) a copy of the full policy within sixty (60) days following the Closing Date. If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(c), and such additional insurance shall not be canceled without prior notice to Administrative Agent. From time to time upon Administrative Agent’s request, Borrower shall identify to Administrative Agent all insurance maintained by Borrower with respect to the Project. The proceeds of insurance policies coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.

(e)          Adjustments.   Borrower shall give immediate written notice of any loss to the insurance carrier and to Administrative Agent. Borrower hereby irrevocably authorizes and empowers Administrative Agent, as attorney in fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Administrative Agent (for itself and the benefit of the Lenders) as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.l(e), however, shall require Administrative Agent to incur any expense or take any action hereunder.

(f)          WARNING REGARDING RIGHT OF ADMINISTRATIVE AGENT TO PURCHASE INSURANCE:   If Borrower fails to provide Administrative Agent with evidence of the insurance coverages required by this Agreement, Administrative Agent, if (i) an Event of Default has occurred and is continuing or (ii) such failure is not cured within five (5) Business Days written notice of such failure (provided that no such notice is required if such evidence relates to the renewal or replacement of an insurance policy that has expired or will expire within such five (5) Business Day period), may purchase insurance at Borrower’s expense to protect the interest of Administrative Agent and Lenders. This insurance may, but need not, also protect Borrower’s interest. If the Collateral becomes damaged, the coverage Administrative Agent purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage by providing evidence that the required property coverage was purchased elsewhere. Borrower is responsible for the cost of any insurance purchased pursuant to this provision and such cost is payable on demand; if Borrower fails to pay such cost, it may be added to the Indebtedness and bear interest at the Default Rate. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage. The coverage Administrative Agent purchases may be considerably more expensive than insurance Borrower can obtain and may not satisfy any need for property damage coverage or any mandatory liability insurance imposed by applicable Laws.

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Section 3.2.    Use and Application of Insurance Proceeds.

(a)          Notice; Repair Obligation.   If the Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Administrative Agent. Following the occurrence of a Casualty, Borrower, subject to Administrative Agent making available the applicable insurance proceeds, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law.

(b)          Application of Insurance Proceeds.   Administrative Agent shall make insurance proceeds available to Borrower for application to the costs of restoring the Project or to the payment of the Loan as follows:

(i)          if the loss is less than or equal to the Restoration Threshold, Administrative Agent shall disburse the insurance proceeds to Borrower, which proceeds shall be used by Borrower to pay for the restoration of the Project provided (A) no Event of Default or Potential Default exists, and (B) Borrower promptly commences and is diligently pursuing restoration of the Project;

(ii)         if the loss exceeds the Restoration Threshold but is not more than 25% of the replacement value of the improvements comprising the Project, Administrative Agent shall disburse the insurance proceeds to Borrower, which proceeds shall be used by Borrower for the restoration of the Project provided that (A) at all times during such restoration no Event of Default or Potential Default exists; (B) Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair the Project to a condition approved by Administrative Agent; provided, however, that if Administrative Agent determines that insufficient funds are available, it shall provide Borrower with sufficient notice of such deficiency and the opportunity to fund such deficiency; (C) Administrative Agent determines that the Adjusted Net Operating Income of the Project during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (D) Administrative Agent determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Project after completion of the restoration of the Project will not exceed the loan-to-value ratio that existed on the Closing Date; (E) Administrative Agent determines that after restoration of the Project the Debt Service Coverage Ratio and Project Yield will be in compliance with the Debt Service Coverage Ratio and Project Yield required under Section 8.15; (F) Administrative Agent determines that restoration and repair of the Project to a condition approved by Administrative Agent will be completed within six months after the date of loss or casualty (or by a later date as long as Borrower is diligently pursuing such restoration) and in any event ninety (90) days prior to the Maturity Date; (G) Borrower promptly commences and is diligently pursuing restoration of the Project; and (H) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances; and

(iii)        if the conditions set forth in (i) and (ii) above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b)(ii) above, (A) if no Event of Default exists hereunder, in Required Lenders’ reasonable discretion, Required Lenders may direct Administrative Agent to apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan pursuant to Section 2.4(e), or allow all or a portion of such proceeds to

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be used for the restoration of the Project and (B) if an Event of Default exists hereunder, Administrative Agent shall apply any insurance proceeds Administrative Agent receives as a prepayment of the Loan pursuant to Section 2.4(e), unless the Required Lenders otherwise consent in writing to allow all or a portion of the proceeds to be used for the restoration of the Project.

(c)          Disbursement of Insurance Proceeds.   Insurance proceeds received by Administrative Agent and to be applied to restoration pursuant to the terms of this Section 3.2, will be disbursed by Administrative Agent to Borrower on a monthly basis, commencing within ten (10) Business Days following receipt by Administrative Agent of plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates all in form reasonably satisfactory to Administrative Agent, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances (including appropriate retainages to ensure that all work is completed in a workmanlike manner).

Section 3.3.    Condemnation Awards.   Borrower shall promptly give Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Project (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, subject to Administrative Agent making available to Borrower any award or compensation (an “Award”), Borrower shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be at least equal of value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law. To the extent permitted by applicable Requirements of Law, Administrative Agent may participate in any such proceeding (for itself and on behalf of the Lenders) and Borrower will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent, Borrower (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined. To the extent permitted by the applicable Requirements of Law, all Awards for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent. Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation and to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion (in consultation with the Required Lenders) to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the Award is less than or equal to $100,000 and Borrower request that such proceeds be used for nonstructural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, Administrative Agent will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the Awards to Administrative Agent, free and clear of all liens, charges or encumbrances. Anything herein to the contrary notwithstanding, if a Potential Default or Event of Default exists, Administrative Agent is

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authorized to adjust such Award without the consent of Borrower and to collect such Award in the name of Administrative Agent (on behalf of itself and the Lenders) and Borrower.

Section 3.4.       Insurance Impounds.   Borrower shall deposit with Administrative Agent, monthly on each Payment Date, a sum of money (the “Insurance Impound”) equal to one-twelfth (l/12th) of the annual charges for the Insurance Premiums. At or before the initial advance of the Loan, Borrower shall deposit with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Insurance Premiums for the current year. All funds so deposited shall be held by Administrative Agent. These sums may be commingled with the general funds of Administrative Agent, and shall not be deemed to be held in trust for the benefit of Borrower. Borrower hereby grants to Administrative Agent (for its benefit and the benefit of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan. Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay Insurance Premiums as provided herein. While an Event of Default exists, the funds deposited may be applied in payment of the Insurance Premiums for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Borrower shall furnish Administrative Agent with bills for the Insurance Premiums for which such deposits are required at least thirty (30) days prior to the date on which the Insurance Premiums first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrower before such Insurance Premiums are payable, is insufficient to pay such Insurance Premiums, Borrower shall deposit any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Insurance Premiums when the amount on deposit with Administrative Agent is sufficient to pay such Insurance Premiums and Administrative Agent has received a bill for such Insurance Premiums. On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.4 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrower. Notwithstanding the foregoing, if the insurance premiums are paid via a premium financing arrangement to which Administrative Agent has given its written consent, then (i) the amount to be escrowed with Administrative Agent at any given time in respect of such Insurance Premiums shall be three months of payments under the premium finance arrangement, (ii) Borrower shall tender to Administrative Agent each month (on such schedule as Administrative Agent shall reasonably request) evidence that Borrower (or the owner of the policy if the Borrower shares in a blanket policy) has paid the applicable premium finance amount due for the preceding month, and (iii) Administrative Agent shall have no obligation to remit such escrowed sums in payment of the premium finance amounts.

Section 3.5.       Real Estate Tax Impounds.   Borrower shall deposit with Administrative Agent, monthly on each Payment Date, a sum of money (the “Tax Impound”) equal to one-twelfth (1/12th) of the annual Taxes. At or before the initial advance of the Loan, Borrower shall deposit with Administrative Agent a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any

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delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the Taxes for the prior year, with adjustments when the Taxes are fixed for the then current year). All funds so deposited shall be held by Administrative Agent. Borrower and Lenders acknowledge and agree that these sums may be commingled with Administrative Agent’s general funds and shall not be deemed to be held in trust for the benefit of Borrower. Borrower hereby grants to Administrative Agent (for its benefit and the benefit of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loan. Until an Event of Default exists, Administrative Agent shall apply the funds deposited to pay the Taxes as provided herein. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Administrative Agent, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Borrower shall furnish Administrative Agent with bills for the Taxes for which such deposits are required at least thirty (30) days prior to the date on which the Taxes first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrower before such Taxes are payable, is insufficient to pay such Taxes, Borrower shall deposit any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such Taxes when the amount on deposit with Administrative Agent is sufficient to pay such Taxes and Administrative Agent has received a bill for such Taxes. The obligation of Borrower to pay the Taxes, as set forth in the Loan Documents, is not affected or modified by the provision of this paragraph; provided, however, that Borrower shall not be in default under the Loan for failure to pay Taxes if and to the extent there are sufficient funds on deposit in the Tax Impound to timely pay such Taxes. On the Maturity Date, the monies then remaining on deposit with Administrative Agent under this Section 3.5 shall, at Administrative Agent’s option, be applied against the Indebtedness or if no Event of Default exists hereunder, returned to Borrower.

ARTICLE IV
ENVIRONMENTAL MATTERS

Section 4.1.       Representations and Warranties on Environmental Matters.   To Borrower’s Knowledge, except as set forth in the Site Assessment, (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning, petroleum based and other products currently or previously used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws) and no Hazardous Material was removed or transported from the Project, (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project, does not, and did not previously, violate any Environmental Laws, (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding is pending or threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws; (d) no underground storage tanks exist on any part of the Project; and (e) Borrower has not received and no prior owner or current or prior tenant, subtenant, or other occupant of all or any part of the Project has received, any notice from any

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Person, public or private, alleging any violation of or potential liability under any Environmental Law with regard to the Project, nor have Borrower, nor have any of the third-parties described above, received any administrative order or entered into any administrative consent order with any governmental agency with respect to Hazardous Materials on or at the Project.

Section 4.2.       Covenants on Environmental Matters.

(a)          Borrower and Operating Tenant shall (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Administrative Agent immediately upon Borrower’s or Operating Tenant’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project (except for cleaning, petroleum based and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws); (iii) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws or as reasonably required by Administrative Agent based upon the recommendations and specifications of an independent environmental consultant approved by Administrative Agent; and (iv) promptly forward to Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project, Operating Tenant or Borrower.

(b)          Neither Borrower nor Operating Tenant shall cause, and each shall use commercially reasonable efforts to prohibit any other Person from, (i) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning, petroleum based and other products used in connection with routine maintenance or repair of the Project in full compliance with Environmental Laws), (ii) installing any underground storage tanks at the Project, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws.

(c)          Borrower shall provide to Administrative Agent, at Borrower’s expense promptly upon the written request of Administrative Agent from time to time, a Site Assessment or, if required by Administrative Agent, an update to any existing Site Assessment for the Project, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project. Borrower shall pay the cost of no more than one such Site Assessment or update for the Project in any twelve (12) month period, unless Administrative Agent’s request for a Site Assessment is based on information provided under Section 4.2(a), a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 4.1, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

Section 4.3.       Allocation of Risks and Indemnity.   As between Borrower and Administrative Agent and each Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within,

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contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Administrative Agent or by law. Borrower shall indemnify, defend and hold Administrative Agent and each Lender and their respective shareholders, directors, officers, employees and agents harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, or (b) the existence of Hazardous Materials in, on, or about the Project, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials located on or emanating from the Project, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, or (f) the imposition of any environmental lien encumbering the Project; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from such indemnified Person’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Borrower’s obligations under this Section 4.3 shall arise whether or not any Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in any Site Assessment and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise); provided, however, that Borrower shall not have any obligation under this Section 4.3 if the matter giving rise to non-compliance with Environmental Law or the release of Hazardous Materials shall occur on, at or under the Project subsequent to the time the Borrower ceases to be in possession of the Project as a result of the exercise by Administrative Agent or Lender of any remedies provided in the Loan Documents.

Section 4.4.       Administrative Agent’s Right to Protect Collateral.   If any discharge of Hazardous Materials or the threat of any discharge of Hazardous Materials affecting the Project occurs or Borrower or Operating Tenant fails to comply with any Environmental Laws and Borrower (or Operating Tenant) has not, within ten (10) Business Days of the occurrence of such event, taken commercially reasonable steps to begin the remediation of such condition as required by Section 4.3, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of Borrower in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Any amounts payable to Administrative Agent by reason of the application of this Section 4.4 shall become immediately due and payable and, if not paid by Borrower within ten (10) days after receiving notice from Administrative Agent, shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent until paid. The obligations and liabilities of Borrower under this Section 4.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.

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Section 4.5.       No Waiver. Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Environmental Indemnity Agreement or the Loan Documents, neither Administrative Agent nor any Lender waives, and each of them expressly reserves, all rights and benefits now or hereafter accruing to Administrative Agent and the Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Administrative Agent or any Lender pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

ARTICLE V
LEASING MATTERS

Section 5.1.       Representations and Warranties Regarding Leases.

(a)          Leases.   Operating Tenant represents and warrants to Administrative Agent and the Lenders with respect to the Leases for residential occupancy, that (i) with respect to the rent roll or Census Report delivered to Administrative Agent on or before the Closing Date, to Operating Tenant’s Knowledge, such rent roll or Census Report for the Project delivered to Administrative Agent is true and correct; (ii) with respect to each rent roll or Census Report for the Project delivered to Administrative Agent after the Closing Date, such rent roll or Census Report is true and correct; (iii) to Operating Tenant’s Knowledge, such Leases are valid and in and full force and effect; and (iv) the interests of the sublandlord and the rents under such Leases have not been assigned or pledged, other to Administrative Agent (for the benefit of Lenders). Operating Tenant represents and warrants to Administrative Agent and Lenders with respect to the Commercial Leases, if any, that, to Operating Tenant’s Knowledge, (i) the rent roll with respect to such Commercial Leases, if any, delivered to Administrative Agent is true and correct; (ii) such Commercial Leases are in full force and effect; (iii) the Commercial Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iv) the copies of the Leases delivered to Administrative Agent are true and complete; (v) neither the sublandlord nor, to the knowledge of Operating Tenant, any tenant is in default under any of the Commercial Leases; (vi) Operating Tenant has no knowledge of any notice of termination or default with respect to any Commercial Lease; (vii) Operating Tenant has not assigned or pledged any of the Commercial Leases, the rents or any interests therein except to Administrative Agent and the Lender; (viii) no Tenant or other party has an option to purchase all or any portion of the Project; (ix) no Tenant has the right to terminate its Commercial Lease prior to expiration of the stated term of such Commercial Lease; (x) no Tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two months’ rent); and (xi) unless otherwise approved by Administrative Agent, all existing Commercial Leases are subordinate to the Mortgage either pursuant to their terms or a subordination agreement.

(b)          Operating Lease.   Each of Borrower and Operating Tenant represents and warrants to Administrative Agent and the Lenders that: (i) the Operating Lease is valid and in full force and effect; (ii) the Operating Lease (including amendments) is in writing, and there are no oral agreements with respect thereto; (iii) the copy of the Operating Lease delivered to Administrative Agent is true and complete; (iv) neither Borrower nor Operating Tenant is (or as

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to the other party is, to such party’s knowledge), in default under the Operating Lease; (v) neither Borrower nor Operating Tenant has any knowledge of any notice of termination or default with respect to any Operating Lease; (vi) Borrower has not assigned or pledged the Operating Lease, the rents or any interests therein, except to Administrative Agent and the Lenders or except in connection with a Permitted Transfer; (vii) Operating Tenant has no option to purchase all or any portion of the Projects; (viii) except as set forth in the Operating Lease, Operating Tenant does not have the right to terminate the Operating Lease prior to expiration of the stated term of such Operating Lease (unless due to casualty or condemnation of the Project); and (ix) Operating Tenant has not prepaid more than one month’s rent in advance.

Section 5.2.       Approval Rights.   All residential Leases and other rental arrangements for resident occupancy shall be on a standard lease form approved by Administrative Agent on or before the Closing Date, with no modifications (other than in the ordinary course of business or as required by applicable Law or as otherwise approved by Administrative Agent, which approval will not be unreasonably withheld or delayed). Operating Tenant shall (or shall cause Property Manager to) hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Property Manager or Operating Tenant. Within ten (10) days after Administrative Agent’s request, Operating Tenant shall (or shall cause Property Manager to) furnish to Administrative Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Administrative Agent, certified by Operating Tenant (or Property Manager) as being true and correct. Notwithstanding anything contained in the Loan Documents, Operating Tenant shall have the right to enter into Commercial Leases without Administrative Agent’s consent provided (i) the economic terms of the Lease conform to those of the market, (ii) the initial term is not longer than five (5) years and (iii) the leased premises are not in excess of 3,500 square feet of the Project (or the Commercial Lease does not provide for payment of rents in excess of $60,000 per year), and (iv) the Commercial Lease is in the form previously approved by Administrative Agent without material modification. Neither Borrower nor Operating Tenant shall be required to obtain the consent of Administrative Agent or Lender with respect to any new, or modifications or amendments to existing, Leases for residential occupancy.

Section 5.3.       Covenants.

(a)          Leases.   Operating Tenant shall, and shall cause Property Manager to, (i) perform the obligations which any Lease Party is required to perform under the Leases; (ii) enforce the obligations to be performed by the Tenants under the Leases; (iii) promptly furnish to Administrative Agent any notice of default or termination received by any Operator from any Tenant under a Commercial Lease, and any notice of default or termination given by any Operator to any Tenant under a Commercial Lease; (iv) not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide Security Deposits not in excess of an amount equal to two month’s rent; (v) not enter into any lease of all or substantially all of the Project (excluding the Operating Lease); (vi) not further assign or encumber any Lease; (vii) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or early termination of any Commercial Lease, except for Commercial Leases not requiring Administrative Agent’s consent pursuant to Section 5.2; (viii) not, except with Administrative Agent’s prior written consent, modify or amend any Commercial Lease (except for minor modifications and amendments entered into in the ordinary course of business,

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consistent with prudent property management practices, not affecting the economic terms of such Commercial Lease or modifications or amendments to Commercial Leases not requiring Administrative Agent’s consent pursuant to Section 5.2); and (ix) assign to Administrative Agent any letter of credit evidencing a security deposit on such terms as may be required by Administrative Agent and shall deliver the original of such letter(s) of credit to Administrative Agent. Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 5.3(a) shall be void at the election of Administrative Agent. Operator will not suffer or permit any breach or default to occur in any of any Lease Party’s obligations under any of the Leases, nor suffer or permit any Lease Party to terminate by reason of any failure of such Lease Party to meet any requirement of any Lease.

(b)          Operating Lease.   Each of Borrower and Operator shall (i) perform the obligations which it is required to perform under the Operating Lease; (ii) enforce the material obligations to be performed by it under the Operating Lease; (iii) promptly furnish to Administrative Agent any notice of default or termination received by it, and any notice of default or termination given by it, under the Operating Lease; (iv) not pay or collect any rents for more than one (1) month in advance of the time when the same shall become due under the Operating Lease, except for a bona fide security deposit not in excess of an amount equal to two (2) months rent; (v) not enter into any ground lease or master lease of any part of the Project; (vi) not further assign or encumber the Operating Lease; (vii) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of the Operating Lease; and (viii) not, except with Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed), modify or amend the Operating Lease, and any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 5.3(b) shall be void at the election of Administrative Agent. Notwithstanding clause (viii) of the foregoing to contrary, Borrower and Operating Tenant may from time to time enter into such modifications of the Operating Lease to (A) increase, but not decrease, the rents payable thereunder, (B) extend the term thereof or (C) make such other modifications as may be necessary or advisable to comply with Real Estate Investment Trust requirements, provided the same do not decrease the rents payable thereunder nor shorten the term thereof to expire prior to the Maturity Date. Neither Borrower nor Operator will suffer or permit any breach or default to occur in its obligations under the Operating Lease nor suffer or permit the same to terminate by reason of any failure by it to meet any requirement of the Operating Lease.

Section 5.4.       Tenant Estoppels.   At Administrative Agent’s request, Operating Tenant shall obtain and furnish (or cause Property Manager to obtain and furnish) to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by Tenants under Commercial Leases in excess of 3,500 square feet of the Project and confirming the term, rent, and other provisions and matters relating to such Commercial Leases.

Section 5.5.       Cash Management.

(a)          Commencing on the Closing Date and continuing so long as the Loan is outstanding, Borrower shall direct Operating Tenant to make all payments of rent payable under the Operating Lease, and Operating Tenant shall instruct Property Manager to deposit all payments of rent and all other revenue arising from the Project (excluding the payments made by Operating Tenant under the Operating Lease), to the Deposit Account Bank for deposit into one

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or more Deposit Accounts, each of which shall be subject to a Deposit Account Control Agreement. So long as no Event of Default is continuing, Deposit Account Bank shall be authorized to transfer on a daily basis the funds in the Deposit Account to the operating account of Borrower or Operating Tenant (as applicable).

(b)          If an Event of Default exists, Administrative Agent shall have the right in its sole discretion to direct the Deposit Account Bank to disburse to Administrative Agent all amounts in such Deposit Accounts to or as directed by Administrative Agent, and, to the extent disbursed to Administrative Agent, Administrative Agent may apply such amounts to the Obligations, in such order as Administrative Agent, in its sole discretion, may elect.

(c)          If any of the Account Debtors are Governmental Account Debtors, Operating Tenant shall establish and maintain additional Deposit Accounts (“Governmental Receivables Account”) and shall execute with the applicable Deposit Account Bank a Deposit Account Restriction Agreement and such other agreements related to such Governmental Receivables Account as Administrative Agent may require. Operating Tenant shall ensure that all collections of Accounts due from Governmental Account Debtors are paid directly from such Account Debtors into the applicable Governmental Receivables Account established pursuant to this subsection for deposit into the Deposit Account subject to the Deposit Account Control Agreement. All funds deposited into the Governmental Receivables Account shall be transferred into the Deposit Account subject to the Deposit Account Control Agreement by the close of each Business Day.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Borrower and Operating Tenant, as applicable, each represents, warrants and covenants to Administrative Agent and Lenders unless otherwise specified, as of the Closing Date and as of the date of each Compliance Certificate delivered to Administrative Agent pursuant to Section 7.2 hereof that:

Section 6.1.       Organization, Power and Authority; Formation Documents.

(a)          Organization, etc.   Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence. Borrower and, if required under applicable Law, each Borrower Party, is in compliance with all legal requirements applicable to doing business in the state in which the Project are located. Borrower is not a “foreign person” within the meaning of §l445(f)(3) of the Code. Borrower and each Borrower Party has only one state of incorporation or organization. All other information regarding Borrower and each Borrower Party contained in Schedule 6.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

(b)          Formation Documents.   A true and complete copy of the limited partnership agreement or operating agreement, as applicable, creating Borrower and each Borrower Party and any and all amendments thereto (collectively, the “Borrower Formation Documents”) has been furnished to Administrative Agent. The Borrower Formation Documents constitute the entire agreement regarding Borrower and each Borrower Party governing the formation and

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existence of such entity and are binding upon and enforceable against each of the members, partners or shareholders of such entity, as applicable, in accordance with their respective terms. There are no other agreements, oral or written, among any of the respective partners or members governing the formation and existence of Borrower or Operating Tenant. No breach exists under the Borrower Formation Documents and no condition exists which, with the giving of notice or the passage of time, would constitute a breach under the Borrower Formation Documents.

Section 6.2.       Validity of Loan Documents.   The execution, delivery and performance by Borrower and each Borrower Party that is party to any of the Loan Documents and the Environmental Indemnity Agreement: (a) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents or the Environmental Indemnity Agreement. The Loan Documents and the Environmental Indemnity Agreement constitute the legal, valid and binding obligations of Borrower and each Borrower Party party thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.3.       Liabilities; Litigation.

(a)          Financial Statements.   The financial statements delivered by Borrower and each Borrower Party are true and correct in all material respects with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to Borrower’s Knowledge, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a Material Adverse Effect on such party, the Project or the Loan.

(b)          Contemplated Actions.   None of Borrower, Operating Tenant or any other Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and none of Borrower, Operating Tenant or any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 6.4.       Taxes and Assessments.   To Borrower’s Knowledge, there are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof, except general real estate taxes not due or payable. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. To Borrower’s Knowledge, there are no pending or proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 6.5.       Other Agreements Defaults.   None of Borrower, Operating Tenant or any other Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the Project or the business,

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operations, or condition (financial or otherwise) of Borrower, Operating Tenant or any other Borrower Party. None of Borrower or any Borrower Party is in violation of any agreement which violation could reasonably be expected to have a Material Adverse Effect on the Project, Borrower or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 6.6.       Compliance with Law.   Borrower and Operating Tenant have all requisite Permits to own and lease the Project and carry on its business as currently conducted in all material respects, and Operator has all requisite Primary Licenses and Permits to operate the Project and carry on its business in all material respects as currently conducted. Except as described in each Zoning Report and Property Condition Report delivered to Administrative Agent prior to the Closing Date, the Project is in compliance in all material respects with all applicable zoning and building requirements and is free of structural defects. Except as described in the Property Condition Report delivered to Administrative Agent prior to the Closing Date, all of the building systems contained in the Project are in good working order, subject to ordinary wear and tear. Except as set forth in the Zoning Report, the Project does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements.

Section 6.7.       Condemnation.   No condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project.

Section 6.8.       Access.   The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. To Borrower’s Knowledge, all public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Section 6.9.       Location of Borrower and Operating Tenant.   Borrower’s and Operating Tenant’s principal place of business and chief executive offices are located at the address stated in Schedule 6.1 and, except as otherwise set forth in Schedule 6.1, each of Borrower and Operating Tenant at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 6.10.      ERISA; Employees.

(a)          As of the Closing Date and throughout the term of the Loan, (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

(b)          As of the Closing Date hereof and throughout the term of the Loan (i) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii)

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transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(c)          Neither Borrower nor Operating Tenant has any employees.

Section 6.11.      Margin Stock.   No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.12.      Forfeiture.   There has not been and shall never be committed by Borrower or, to Borrower’s Knowledge, any other person in occupancy of or involved with the operation or use of the Project any act or omission affording the federal government or any state or local government the right of forfeiture as against the Project or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents or the Environmental Indemnity Agreement. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 6.13.      Tax Filings.   Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments required to have been paid by Borrower and Borrower Party, respectively. Borrower and each Borrower Party believes that its respective tax returns, if any, properly reflect the income and taxes of Borrower and each Borrower Party, respectively, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

Section 6.14.     Solvency.   After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities. Borrower’s assets do not and, immediately following the making of the Loan, will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed against Borrower or any Restricted Party in the last seven (7) years, and neither Borrower nor any Restricted Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor, to Borrower’s Knowledge, any Restricted Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor, to Borrower’s Knowledge, any Restricted Party has knowledge of any Person contemplating the filing of any such petition against it.

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Section 6.15.     Full and Accurate Disclosure.   To Borrower’s Knowledge, no statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement, in any of the other Loan Documents or the Environmental Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Administrative Agent which adversely affects, in any material respect, nor as far as Borrower can foresee, might adversely affect, in any material respect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower’s and each Borrower Party’s identity provided to Administrative Agent and Lenders is genuine, and all related information is accurate.

Section 6.16.     Flood Zone.   No portion of the improvements comprising the Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.1 hereof.

Section 6.17.     Single Purpose Entity/Separateness; Limitations.

(a)          Limited Purpose.   Borrower represents, warrants and covenants that, from and after the Closing Date for so long as any obligation under the Loan Documents remains outstanding, the sole purpose of Borrower is to engage in the following activities:

(i)          to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Project (or an undivided interest therein), to contract for the acquisition, sale, leasing, operation, maintenance, management and development (including the Relicensing) of the Project and to engage in other services and lines of business ancillary thereto;

(ii)         to enter into and perform its obligations under the Loan Documents and Environmental Indemnity Agreement;

(iii)        to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Project to the extent permitted under the Loan Documents; and

(iv)        to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships organized under the laws of its jurisdiction of formation that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)          Limitations on Debt, Actions.   Each of Borrower and Operating Tenant represents, warrants and covenants, as to itself, that, from and after the Closing Date for so long as any obligation under the Loan Documents remains outstanding, Borrower shall not:

(i)          Except for the Obligations of Borrower and Operating Tenant under the Loan Documents, guarantee any obligation of any Person, including any Affiliate of Borrower or

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Operating Tenant, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii)         as to Borrower, engage, directly or indirectly, in any business other than as is consistent with the limited purpose set forth in Section 6.17(a) hereof;

(iii)        incur, create or assume any Debt other than (A) the Loan; (B) Secured Hedge Agreements and (C) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Project and which shall (1) not exceed two percent (2%) of the outstanding balance of the Loan, (2) not be evidenced by a note, (3) be paid within sixty (60) days, and (4) as otherwise expressly permitted under the Loan Documents;

(iv)        make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person (except that Borrower and/or Operating Tenant may invest in those investments permitted under the Loan Documents);

(v)         to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s or Operating Tenant’s business or as otherwise permitted under the Loan Documents;

(vi)        buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)       form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(viii)      own any asset or property other than the Project (or an undivided interest therein) and incidental personal property necessary for the ownership or operation of the Project; or

(ix)         take any Material Action without the unanimous written approval of all members of Borrower, with respect to Borrower, or all members of Operating Tenant, with respect to Operating Tenant.

(c)          Separateness Covenants.   In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate of Borrower, Borrower represents and warrants that in the conduct of its operations since its organization it has observed, and covenants that it will continue to observe, the following covenants:

(i)          maintain books and records and bank accounts separate from those of any other Person;

(ii)         maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

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(iii)        comply with all organizational formalities necessary to maintain its separate existence;

(iv)        hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v)         maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(vi)        other than with respect to the consolidated tax return of its Affiliates, prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii)       allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii)      except as set forth on Schedule 6.17, not enter into any transaction with any Person owned or controlled by an Affiliate of Borrower except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)        conduct business in its own name, and use separate stationery, invoices and checks, except to the extent Operating Tenant or Property Manager conducts business on Borrower’s behalf to with respect to the Project and in accordance with the terms and conditions of this Agreement;

(x)         not commingle its assets or funds with those of any other Person other than as required or permitted by this Agreement, it being understood that nothing in this Section 6.17(c)(x) shall be construed to prohibit Borrower from making distributions to the extent permitted in Section 8.13;

(xi)        not assume, guarantee or pay the debts or obligations of any other Person;

(xii)       correct any known misunderstanding as to its separate identity;

(xiii)      not permit any Affiliate of Borrower to guarantee or pay the obligations of Borrower (other than limited guarantees and indemnities set forth in the Loan Documents and in the Environmental Indemnity Agreement);

(xiv)      not make loans or advances to any other Person;

(xv)       pay its liabilities and expenses out of and to the extent of its own funds; provided, however, that nothing contained herein shall be deemed to require capital contributions

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of the owners of Borrower to the extent of any insufficiency in revenue to pay such liabilities or expenses;

(xvi)      maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xvii)     maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to Borrower;

(xviii)    cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xix)       not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such obligation;

(xx)        not pledge its assets for the benefit of any other Person other than to Administrative Agent and Lenders in connection with the Loan; and

(xxi)       observe all partnership, corporate or limited liability company formalities, as applicable.

Failure of Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

Section 6.18.     Compliance With International Trade Control Laws and OFAC Regulations.   Borrower represents, warrants and covenants to Administrative Agent and Lenders that:

(a)          No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loan is fully repaid, a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)          Each Borrower Party and Person who owns a direct interest in Borrower is now, and Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in Borrower to remain in compliance) in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC and all applicable Anti-Money Laundering Laws.

Section 6.19.     Borrower’s Funds.   Borrower represents, warrants and covenants to each Lender and the Administrative Agent that:

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(a)          It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in Borrower are derived (i) from transactions that do not violate U.S. law and, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)          To Borrower’s Knowledge, neither Borrower, nor any Borrower Party, nor any holder of a direct interest in Borrower, nor any Person providing funds to Borrower (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(c)          Borrower shall make payments on the Loan using funds invested in Borrower, revenues from the Project or insurance proceeds unless otherwise agreed to by Administrative Agent.

(d)          To Borrower’s Knowledge, as of the Closing Date and at all times during the term of the Loan, all revenues from the Project are and will be derived from lawful business activities of Tenants of the Project or other permissible sources under U.S. law.

(e)          On the Maturity Date, Borrower will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

(f)          Each Borrower Party and Person who owns a direct interest in Borrower is now, and Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in Borrower to remain in compliance) with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act (“TWEA”), 50 U.S.C. App. Section 1 et seq. and the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. Section 1701 et seq., as the TWEA and the IEEPA may apply to Borrower’s activities;

(g)          Each Borrower Party and Person who owns a direct interest in Borrower is now, and Borrower will remain in compliance (and will cause each Borrower Party and Person who owns a direct interest in Borrower to remain in compliance) with (i) the Patriot Act and all rules and regulations promulgated under the Patriot Act applicable to Borrower and (ii) other federal or state laws relating to “know your customer” and other anti-money laundering rules and regulations; and

(h)          Each Borrower Party and each Person who owns a direct interest in Borrower (i) is not now, nor has ever been, under investigation by any Governmental Authority for, nor has been charged with or convicted for a crime under, 18 U.S.C. Sections 1956 or 1957 or any

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predicate offense thereunder, or a violation of the Bank Secrecy Act; (ii) has never been assessed a civil penalty under any Anti-Money Laundering Laws or predicate offenses thereunder; (iii) has not had any of its funds seized, frozen or forfeited in any action relating to any Anti-Money Laundering Laws or predicate offenses thereunder; (iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that Borrower is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which Borrower suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (v) has taken such steps and implemented such policies as are reasonably necessary to ensure that Borrower is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent Borrower is required to develop such a programs under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

Section 6.20.     Operators’ Agreements.   A true, correct and complete copy of each of the Operators’ Agreements, together with all amendments thereto, has been delivered to Administrative Agent; and the Operators’ Agreements and all amendments thereto are in full force and effect as of the Closing Date.

Section 6.21.     Physical Condition.   Except as specifically set forth in the Property Condition Report, to Borrower’s Knowledge, (a) the Project, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there exists no structural or other material defects or damages in the Project, whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 6.22.     Healthcare Representations.   During any period in which the Project is operated as a senior healthcare facility for which a Primary License is required by applicable Law, each of Borrower and Operating Tenant represents and warrants to Administrative Agent and Lenders that:

(a)          The Project (a) is in conformance with all insurance, reimbursement and cost reporting requirements, and (b) is in compliance with all applicable Requirements of Law including (i) staffing requirements, (ii) health and fire safety codes, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at the Project; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, (vii) requirements of

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applicable Governmental Authorities, including those relating to the Project’ physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, and (viii) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Property Manager with respect to the Project. There are no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program.

(b)          All Primary Licenses necessary for the use and operation of the Project as a senior assisted living or memory care facility shall be held by Borrower, Operating Tenant or Property Manager, as required under applicable Law, and shall be in full force and effect.

(c)          Except as disclosed to Agent in writing, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) with respect to the Project that are reasonably likely directly or indirectly, or with the passage of time (A) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate the Project for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (B) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (C) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto at then current rate certifications, or (D) result in any other civil or criminal penalty or remedy, or which could result in the appointment of a receiver.

(d)          Except as disclosed to Agent in writing, neither Borrower nor any Operator has received, with respect to the Project, any notice of violation at a level that under applicable Law requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Project.

(e)          Except as disclosed to Agent in writing, neither Operating Tenant nor Property Manager has outstanding any violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken, that remains outstanding against the Project, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority. No violations have been threatened against any certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs maintained with respect to the Project that remain open or unanswered.

(f)          With respect to the Project, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at the Project, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, adversely affect any Operator, other than customary

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audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Approved Insurer’s programs that would materially adversely affect Borrower or any Operator.

(g)          Neither Borrower nor any Operator has received federal funds authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(h)          Borrower’s and Operator’s private payor, Medicaid, Medicare, and/or managed care company, insurance company or other third party insurance accounts receivable with respect to the Project are free of any Liens and neither Borrower nor Operator have pledged any of its receivables as collateral security for any loan or indebtedness (other than the Indebtedness).

Section 6.23.     Use of Project.   As of the Closing Date, the Project is being operated as a senior independent living facility having the number of Residential Units as set forth on Exhibit A attached hereto.

Section 6.24.     Labor Matters.   Neither Borrower, Operating Tenant nor Property Manager is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at the Project and there are no, to Borrower’s Knowledge or Operating Tenant’s Knowledge, threatened or pending labor disputes at the Project.

Section 6.25.     No Change in Facts or Circumstances; Disclosure.   To Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Project.

ARTICLE VII
FINANCIAL REPORTING

Section 7.1.      Financial Statements.   Borrower shall furnish to Administrative Agent and shall cause each Borrower Party to furnish to Administrative Agent such financial statements and other financial information as Administrative Agent may require pursuant to this Article 7 and such other financial information as Administrative Agent may reasonably request from time to time. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated and shall be sufficient to permit Administrative Agent and Lenders to calculate and/or verify Borrower’s calculation of Debt Service Coverage Ratio, Project Yield and Adjusted Net Operating Income.

(a)          Financial Information.   In furtherance of the foregoing, Borrower will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to Borrower, the Project and/or Operators (as applicable), in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:

(i)          within thirty (30) days after the end of each calendar month, internally prepared monthly financial statements (including income statements and balance sheets)

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prepared for Borrower and the Project which fairly present the financial condition for Borrower and the Project for such period;

(ii)         within thirty (30) days after the end of each calendar month, (A) a detailed operating statement (showing monthly activity and year-to-date) stating operating revenues, operating expenses, operating income and net cash flow for the calendar month just ended and year-to-date for the Project, (B) a current rent roll and (C) a current Census Report for the Project;

(iii)        within thirty (30) days following Administrative Agent’s request therefor, (A) a description of the type and amount of all capital expenditures incurred during such period, (B) cash flow statements for Property Manager and (C) an accounts receivable and accounts payable aging report for the Project;

(iv)        within thirty (30) days before the end of each fiscal year, annual projected (A) profit and loss statements and (B) operating and capital budgets (each prepared on a monthly basis) for the succeeding fiscal year;

(v)         within ninety (90) days after the end of each fiscal year, internally prepared annual financial statements prepared for Borrower in accordance with GAAP (except for the absence of footnotes and year-end adjustments) and based on an accrual basis of accounting consistent with industry standards;

(vi)        within one hundred twenty (120) days after the end of each fiscal year, annual audited financial statements prepared for (A) Borrower in accordance with GAAP and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent and (B) Operating Tenant in accordance with GAAP on an accrual basis and prepared by a firm of independent public accountants reasonably satisfactory to Administrative Agent;

(vii)       evidence satisfactory to Administrative Agent that all federal and state taxes, including payroll taxes (if applicable), that are due have been paid in full by Borrower, and each Borrower Party, to be delivered to Administrative Agent (A) with respect to federal and state taxes (other than payroll taxes), within ten (10) days after the required filing date of the applicable tax return and (B) with respect to payroll taxes, within thirty-five (35) days following the end of each calendar month;

(viii)      copies of all cost reports and rate letters filed with Medicare and Medicaid or any other Third Party Payor by Operator and/or Borrower, if applicable;

(ix)         within thirty (30) days after Administrative Agent’s request, a written statement, duly acknowledged by Operating Tenant, setting forth any right of set-off, counterclaim or other defense that may exist under any Leases;

(x)          during any period in which any portion of the Project is operated as a assisted living, memory care or other healthcare facility for which a Primary License is required, copies of state and local health inspection and regulatory surveys (including complaint surveys), to be provided within twenty-five (25) days after the completion of such surveys;

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(xi)         within one hundred twenty (120) days after the end of each fiscal year, annual financial statements prepared for each Guarantor in accordance with GAAP and prepared by a firm of independent public accounts reasonably satisfactory to Administrative Agent; and

(xii)        such additional information, reports or statements regarding Borrower, the Project or Operators as Administrative Agent may from time to time reasonably request.

(b)          Certification of Financial Statements.   Each financial statement provided hereunder shall be in scope and detail reasonably satisfactory to Administrative Agent and certified by the chief financial representative of Borrower or such other Borrower Party, as applicable. Borrower will maintain a system of accounting established and administered in accordance with sound business practices to (i) permit preparation of financial statements on an accrual basis consistent with industry standards and substantially in accordance with GAAP, and (ii) provide the information required to be delivered to Administrative Agent hereunder.

(c)          Additional Reports.   Borrower shall deliver to Administrative Agent as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrower in final form:

(i)          copies of any final engineering or environmental reports prepared for Borrower with respect to the Project;

(ii)         a copy of any notice received by Borrower from any environmental authority having jurisdiction over the Project with respect to a condition existing or alleged to exist or emanate from or at the Project;

(iii)        if requested by Administrative Agent, a summary report listing Tenants under Commercial Leases and square footage occupied by such Tenants;

(iv)        From time to time, if any Lender determines that obtaining appraisals is necessary in order for such Lender to comply with applicable Laws (including any appraisals required to comply with FIRREA), Borrower shall furnish to Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Administrative Agent stating the then current fair market value of the Project; provided, however, that such report shall not be required more frequently than once during the term of the Loan unless (A) a Potential Default or Event of Default exists or (B) any Lender is required to obtain such report under applicable Law.

(d)          Tax Reports.   Promptly upon receipt or filing thereof, Borrower shall deliver to Administrative Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by Borrower or Guarantor from, or filed by Borrower or any Guarantor with, any Governmental Authority.

Section 7.2.      Compliance Certificate.   Within thirty (30) days after the end of each measurement period applicable to any financial covenant hereunder, Borrower shall deliver such financial reports and information as Administrative Agent shall reasonably require evidencing compliance with the applicable financial covenants, together with a fully completed Compliance Certificate executed by an officer of Borrower (or by an officer (or manager or managing

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member, as applicable) of the managing member of Borrower), and, if requested by Administrative Agent, back-up documentation as Administrative Agent shall reasonably require evidencing compliance.

Section 7.3.      Accounting Principles.   All financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Administrative Agent). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 7.4.      Other Information; Access.   Borrower shall deliver to Administrative Agent such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project within thirty (30) days after Administrative Agent’s request therefor, including, if requested by Administrative Agent, copies of the regular monthly bank statements provided to Borrower or Operators and such other information relating to the Borrower’s operating accounts as shall reasonably be requested by Administrative Agent, in each case, to the extent such bank has the operational ability to do so, by providing Administrative Agent with internet access to such statements or information. Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expenses of the Project. In the event that Borrower fails to forward the financial statements required in this Article 7 within thirty (30) days after written request, Administrative Agent shall have the right to audit such records, books and papers at Borrower’s expense.

Section 7.5.      Annual Budget.   At least thirty (30) days prior to the commencement of each fiscal year, Borrower will provide to Administrative Agent Borrower’s proposed annual operating and capital improvements budget for the Project for such fiscal year for review and approval by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 7.6.      Books and Records/Audits.   Borrower shall keep and maintain or cause to be kept and maintained at all times at the Project, or such other place as Administrative Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Project and to provide the financial statements required to be provided to Administrative Agent pursuant to Section 7.1 above and copies of all written contracts, material correspondence, and other material documents affecting the Project. Administrative Agent and its designated agents shall have the right to inspect and copy any of the foregoing, subject to compliance with Healthcare Laws, if applicable. Additionally, if a Potential Default or Event of Default exists or if Administrative Agent or any Lender has a reasonable basis to believe that Borrower’s records are materially inaccurate, Administrative Agent and each Lender, subject to compliance with Healthcare Laws (if applicable), may conduct a joint audit and determine, in such Person’s reasonable discretion, the accuracy of Borrower’s records and computations.

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ARTICLE VIII
COVENANTS

Borrower covenants and agrees with each Lender and Administrative Agent as follows:

Section 8.1.      Transfers or Encumbrance of Property.

(a)          Neither Borrower nor Operating Tenant shall cause or permit a Sale or Pledge of the Project or any part thereof nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”) without the prior written consent of Administrative Agent, other than pursuant to Leases of space in the improvements to Tenants in accordance with the provisions of Article 5. For purposes of clarification, nothing in this Section 8.1 is intended to restrict, prohibit or otherwise limit any Sale or Pledge by any Person holding any indirect interest Borrower, Operating Tenant or the Project to the extent such Person is not a Restricted Party.

(b)          A Prohibited Transfer shall include, but not be limited to, (i) an installment sale agreement wherein Borrower or Operating Tenant agrees to sell its interest in the Project or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Tenant leasing all or a substantial part of the Project for other than actual occupancy by a space tenant thereunder (other than pursuant to the Operating Lease) or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Tenant’s right, title and interest in and to any Leases or any rents; (iii) any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) of Borrower or Operating Tenant or the Sale or Pledge of the membership interest of any member of Borrower or Operating Tenant or any profits or proceeds relating to such membership interest; or (iv) with respect to any Restricted Party that is a trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests. A Prohibited Transfer shall not include Liens that are governed by the provisions of Section 8.12.

(c)          Notwithstanding the provisions of Section 8.1(b), any of the following transfers shall not be deemed to be a Prohibited Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (ii) the Sale or Pledge, in one or a series of transactions after the date hereof, of not more than forty-nine percent (49%) of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party; (iii) the Sale or Pledge of any direct or indirect interest in the Operating Partnership, so long as NorthStar Healthcare Income, Inc. (or an Affiliate of NorthStar Healthcare Income, Inc.) remains the general partner thereof; (iv) the Sale or Pledge of any direct or indirect interest in Borrower or Operating Tenant held by the entities comprising TFG Owner to the other entities comprising TFG Owner; (v) the Sale or Pledge of the Operating Partnership’s direct or indirect interest in Borrower or Operating Tenant to any Affiliate or Affiliates of the Operating Partnership; or (vi) any Sale or Pledge of the stock in any publicly traded company whose shares are listed on the New York Stock Exchange or such other nationally recognized stock exchange; provided, however, that, with the exception of the Sales or Pledges described in clause (iii) and (vi) of this sentence, (A) no Sale or Pledge shall be made to any Person that is not in compliance with Section 6.18 and (B) as a condition to each such Sale

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or Pledge, Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed Sale or Pledge.

(d)          Administrative Agent reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (i) a modification of the terms hereof and, if the Sale or Pledge is of Borrower’s interest in the Project, an assumption of the Note and the other Loan Documents as so modified in connection with the proposed Prohibited Transfer, (ii) receipt of payment of all of Administrative Agent’s and Lenders’ expenses incurred in connection with such Prohibited Transfer and a transfer fee (the “Transfer Fee”) equal to 1.0% of the outstanding principal balance of the Loan, (iii) receipt of Rating Agency Confirmation with respect to the Prohibited Transfer, (iv) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including the covenants in Section 6.17) and the other Loan Documents, (v) any new Operating Tenant for the Project and a new operating lease being satisfactory to Administrative Agent, (vi) any new Property Manager for the Project and a new management agreement being satisfactory to Administrative Agent, (vii) a new guaranty(ies) and environmental indemnity, substantially in the form of the Recourse Guaranty Agreement and Environmental Indemnity Agreement being delivered contemporaneously with this Agreement, from guarantor(s) and indemnitor(s) satisfactory to Administrative Agent, and (viii) the satisfaction of such other conditions and/or legal opinions as Administrative Agent shall determine in its sole discretion to be in the interest of the Lenders. All expenses incurred by Administrative Agent and Lenders shall be payable by Borrower whether or not Administrative Agent or such Lender consents to the Prohibited Transfer. Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer that is not made in compliance with this Section. This provision shall apply to each and every Prohibited Transfer, whether or not Administrative Agent has consented to any previous Prohibited Transfer.

(e)          Administrative Agent’s consent to any proposed Prohibited Transfer will not be unreasonably withheld, conditioned or delayed provided that:

(i)          no Potential Default or Event of Default shall have occurred and remain uncured;

(ii)         the proposed transferee (“Transferee”) and its principals, owners, officers and directors meet all of the eligibility, credit, management and other standards customarily applied by Administrative Agent at the time of the proposed transfer to the approval of Borrower in connection with the origination or purchase of similar loans secured by mortgages on healthcare facilities, to be determined by Administrative Agent in its sole discretion, including any standards with respect to (i) previous relationships between Administrative Agent or any Lender and the Transferee and its principals, (ii) the reputation for integrity, honesty and veracity of the Transferee and its principals, owners, officers and directors, and (iii) OFAC, money-laundering, anti-terrorism, SEC and other similar regulations and activities;

(iii)        the Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Project, and Administrative Agent

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shall be provided with reasonable evidence thereof (and Administrative Agent reserves the right to approve the Transferee without approving the substitution of the property manager);

(iv)        If required by Administrative Agent, Administrative Agent shall have received Rating Agency Confirmation with respect to the transfer and Transferee;

(v)         Administrative Agent shall have received evidence satisfactory to it that the single purpose nature and bankruptcy remoteness of Borrower and Borrower’s shareholders, partners, or members, as the case may be, following such transfer are in accordance with the standards of the Rating Agencies and the requirements of Section 6.17;

(vi)        If the Transfer results in the Transferee holding fee simple title to the Project, the Transferee shall have executed and delivered to Administrative Agent an assumption agreement in form and substance acceptable to Administrative Agent, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, the Mortgage, the other Loan Documents and the Environmental Indemnity Agreement, and containing such modifications to the Loan Documents and the Environmental Indemnity Agreement as Administrative Agent may reasonably require, together with such legal opinions and title insurance endorsements as may be reasonably requested by Administrative Agent;

(vii)       Administrative Agent shall have received on or prior to the date of the sale or transfer (A) a Transfer Fee (provided, however, that no Transfer Fee shall be assessed in connection with a Sale or Pledge of the direct or indirect interests in Borrower or Operating Tenant held by either the entities comprising TFG Owner or NorthStar Healthcare Income Operating Partnership, L.P.); (B) a rating confirmation fee for each of the Rating Agencies delivering a Rating Agency Confirmation pursuant to clause (iv) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such confirmation, and (C ) the payment of all costs and expenses incurred by Administrative Agent and any Lender in connection with such assumption (including reasonable attorneys’ fees and costs);

(viii)      in connection with a Sale or Pledge of the Project or a Sale or Pledge of all of the direct or indirect interests in Borrower or Operating Tenant held by the entities comprising TFG Owner, Administrative Agent shall have received such additional documentation as Administrative Agent may require in connection with such Sale or Pledge, including a new Recourse Guaranty Agreement and Environmental Indemnity Agreement (substantially in the form delivered to Administrative Agent contemporaneously herewith) from Persons acceptable to Administrative Agent affiliated with the Transferee, amendments to financing statements naming the Transferee as debtor and documentary evidence of the organization and good standing of the Transferee and authorization of the Sale or Pledge;

(ix)         upon the occurrence of a Sale or Pledge of the Project approved by Administrative Agent pursuant to this Section, Lender shall release Borrower and Guarantor from all liability under the Loan Documents, but only as to acts or events occurring, or obligations arising, after the closing of such transfer; and

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(x)          upon the occurrence of a Sale or Pledge of all of the direct or indirect interests in Borrower or Operating Tenant held by the entities comprising TFG Owner approved by Administrative Agent pursuant to this Section, Lender shall release Guarantor from all liability under the Loan Documents, but only as to acts or events occurring, or obligations arising, after the closing of such transfer.

All expenses incurred by Administrative Agent and Lenders shall be payable by Borrower whether or not Administrative Agent consents to the Prohibited Transfer. Neither Administrative Agent nor any Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon a Prohibited Transfer made without the Administrative Agent’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Administrative Agent has consented to any previous Prohibited Transfer.

Nothing in this Section 8.1 shall prohibit the sale or transfer of worn or obsolete equipment provided the same is replaced with equipment of equal or greater value, as determined by Borrower or Operator in its reasonable business judgment, and no such sale or transfer of equipment shall constitute a Prohibited Transfer hereunder.

Section 8.2.     Taxes Utility Charges.   Except to the extent sums sufficient to pay all Taxes (defined herein) have been previously deposited with Administrative Agent as part of the Tax Impound and subject to Borrower’s right to contest in accordance with Section 12.14 hereof, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon the Project or become payable during the term of the Loan. Borrower’s compliance with Section 3.5 of this Agreement relating to impounds for Taxes shall, with respect to payment of such Taxes, be deemed compliance with this Section 8.2. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall promptly pay for all utility services provided to the Project.

Section 8.3.      Management.

(a)          Borrower acknowledges that the Lenders are making the Loan, in part, based upon the operational expertise of the Property Manager. Operating Tenant (or, if applicable, Borrower) shall not surrender, terminate, cancel, modify in any material respect, renew, amend, or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Project with Property Manager or any other Person, or consent to the assignment by the Property Manager of its interest under the Management Agreement, in each case without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be based upon Administrative Agent’s evaluation of the proposed substitute manager’s and operator’s financial condition, credit history and credit worthiness, experience in operating and managing properties similar to the Project, performance and compliance history in connection with healthcare facilities, reputation for honesty and integrity and prior experience with Administrative Agent and the Lenders; provided, further, however, with respect to a new manager such consent may be

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conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement. If at any time Administrative Agent consents to the appointment of a new manager, such new manager and Operating Tenant (or, if applicable, Borrower) shall, as a condition of Administrative Agent’s consent, execute a Collateral Assignment and Subordination of Management Agreement in form and substance similar to the Collateral Assignment. Any change in Control of the Property Manager shall be cause for Administrative Agent to re-approve such Property Manager and Management Agreement. Property Manager shall hold and maintain all necessary licenses, certifications and permits required by law to operate and manage the Project.

(b)          Operating Tenant (or, if applicable, Borrower) shall cause Property Manager to manage the Project in accordance with the Management Agreement. Operating Tenant (or, if applicable, Borrower) shall (a) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Operating Tenant (or, if applicable, Borrower) to be performed and observed, (b) promptly notify Administrative Agent of any notice to Operating Tenant (or, if applicable, Borrower) of any default by Operating Tenant (or, if applicable, Borrower) in the performance or observance of any of the material terms, covenants or conditions of the Management Agreement on the part of Operating Tenant (or, if applicable, Borrower) to be performed and observed, and (c) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. The management fee payable under the Management Agreement shall not exceed five percent (5.0%) of rental collections plus other incidental amounts set forth in the Management Agreement.

(c)          Administrative Agent shall have the right to require Operating Tenant (or, if applicable, Borrower) to replace the Property Manager with a Person which is not an Affiliate of, but is chosen by, Operating Tenant (or, if applicable, Borrower) and approved by Administrative Agent, such approval not to be unreasonably withheld or delayed, upon the occurrence of any one or more of the following events: (a) at any time following the occurrence and continuance of an Event of Default and/or (b) if Property Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct or if at any time the Manager is insolvent or a debtor in a bankruptcy proceeding.

Section 8.4.      Operation; Maintenance; Inspection.   Borrower and Operating Tenant shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Project. Borrower and Operating Tenant shall maintain the Project in good condition and, subject to Section 3.2, promptly repair any damage or casualty, normal wear and tear excepted. Borrower and Operating Tenant shall permit Administrative Agent and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 8.5.      Taxes on Security.   Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business

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taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Project for the purpose of taxation, (b) affecting any Lien on the Project, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof with respect to the period from and after such change in law; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Administrative Agent may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 8.6.      Legal Existence, Name, Etc.   Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower, Operating Tenant nor any general partner or managing member of either of them shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Borrower Party to do so. Without limiting the foregoing, neither Borrower nor Operating Tenant shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower, Operating Tenant and the managing of member of each of them shall conduct business only in its own name and shall not change its name, identity, state of formation, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have (i) with respect to a change in the location of Borrower’s chief executive office or principal place of business, provided the Administrative Agent with thirty (30) days prior written notice, and (ii) with respect to a change in change in Borrower’s name, identity, organizational structure or state of formation, obtained the prior written consent of Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Administrative Agent of its organizational identification number. Each of Borrower and Operating Tenant shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.

Section 8.7.      Further Assurances.   Borrower and Operating Tenant shall each promptly (a) cure any defects in the execution and delivery of the Loan Documents and the Environmental Indemnity Agreement, (b) provide, and cause each Borrower Party to provide, Administrative Agent such additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures, and sources of funds as Administrative Agent deems necessary or prudent to enable Administrative Agent and each Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (c) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence

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and more fully describe the Collateral for the Loan, to correct any omissions in the Loan Documents or the Environmental Indemnity Agreement to perfect, protect or preserve any liens created under any of the Loan Documents and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Each of Borrower and Operating Tenant grants Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent and the Lenders under the Loan Documents and the Environmental Indemnity Agreement, at law and in equity, including such rights and remedies available to Administrative Agent pursuant to this Section 8.7. From time to time upon the written request of Administrative Agent, Borrower shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 8.8.      Estoppel Certificates Regarding Loan.   Borrower, within ten (10) days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.

Section 8.9.      Notice of Certain Events.   Borrower shall promptly notify Administrative Agent of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business, including any notices of violations of any laws, regulations, codes or ordinances; (c) any threatened (in writing) or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, materially adversely affecting Borrower, any Borrower Party or the Project; (d) a copy of each notice of default or termination given or made to Property Manager by Operating Tenant, or Operating Tenant by Borrower, or received by Property Manager from Operating Tenant, or Operating Tenant from Property Manager; (e) a copy of each notice of default or termination under any license or permit necessary for the operation of the Project in the manner required by this Agreement; and (f) any threatened or actual ban on admission so to the Project, and in the case of clauses (b), (d) or (e), promptly provide Administrative Agent with copies of such notices referred to therein.

Section 8.10.     Indemnification.   Borrower shall protect, defend, indemnify and save harmless Administrative Agent and each Lender, their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Person”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees and expenses and other costs of investigation, or defense, including those uncured upon any appeal or in connection with responding to subpoenas, third parties or otherwise), imposed upon or incurred by or asserted against any Indemnified Person, in each case except to the extent arising from an Indemnified Person’s gross negligence or willful misconduct, by reason of (a) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and

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any actions or failures to act in connection therewith; (b) ownership of the Mortgages, the Project or any interest therein or receipt of any rents and the exercise of rights and remedies thereunder; (c) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any use, nonuse or condition in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Project or any part thereof; and (f) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made. Any amounts payable to Administrative Agent or any Lender by reason of the application of this Section 8.10 shall become immediately due and payable and, if such amounts remain unpaid for a period of ten (10) days following notice from Administrative Agent, shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent or such Lender until paid.

Section 8.11.     [Reserved]

Section 8.12.     Payment For Labor and Materials.   Subject to Borrower’s right to contest in accordance with Section 12.14 hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of the Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the Mortgage).

Section 8.13.     Use and Proceeds, Revenues.   Borrower shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation D, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. All revenue and other proceeds from the Project received by Borrower shall be applied to the Indebtedness then due and payable, expenses incurred (together with reasonable reserves therefor) in connection with the operation of the Project or other budgeted capital improvements, repairs or replacements for the Project, and, following payment of the foregoing, and provided no Event of Default (or a Potential Default as to which Administrative Agent has notified Borrower in writing) is then in existence, Borrower may distribute such proceeds as may remain in accordance with the terms of the Borrower Formation Documents for such purposes as are permitted thereunder.

Section 8.14.     Compliance with Laws and Contractual Obligations.

(a)          Borrower and Operating Tenant will comply with and will cause Property Manager to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including laws, rules, regulations and orders relating to all

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building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and, to the extent applicable, requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), as are now in effect and which may be imposed upon Borrower, Operating Tenant or Property Manager or the maintenance, use or operation of the Project or the provision of services to the occupants of the Project and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of Borrower or Operating Tenant, and as they relate to the Project and Property Manager.

(b)          Borrower will obtain and maintain and will cause Property Manager to obtain and maintain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower or Property Manager for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have a material adverse effect upon the financial condition of Borrower or the ability to operate the Project in compliance with the requirements of the Loan Documents and as it has been operated prior to the date hereof.

Section 8.15.     Financial Covenants.   The Project shall satisfy each of the following covenants as of the end of each calendar quarter (each such date, a “Determination Date”), commencing, in each case, with the calendar quarter ending December 31, 2014:

(a)          The Project shall maintain average occupancy, as determined by Administrative Agent, of not less than 60% for the calendar quarter ending on such Determination Date.

(b)          The Debt Service Coverage Ratio as of each Determination Date shall be equal to or greater than 1.25 to 1.00, based on (i) with respect to the Determination Date occurring on December 31, 2014, the three (3) month period ending on such date and (ii) with respect to each Determination Date thereafter, the six (6) month period ending on such date.

(c)          The Project Yield, as of each Determination Date specified below, based upon (i) with respect to the Determination Date occurring on December 31, 2014, the three (3) month period ending on such date and (ii) with respect to each Determination Date thereafter, the six (6) month period ending on such date, shall be equal to or greater than the following:

Determination Date	Project Yield
December 31, 2014	6.0%
March 31, 2015	8.0%
June 30, 2015, and as of each Determination Date thereafter	10.0%

(d)          Notwithstanding the foregoing, if, as of any particular Determination Date, a Covenant Failure is in existence, such Covenant Failure shall not constitute an Event of Default if (i) Borrower pays to Administrative Agent the applicable Principal Reduction Payment (together with the Libor Breakage Amount, if any), within fifteen (15) Business Days after the earlier of (A) the date upon which Borrower delivers a Compliance Certificate to Administrative

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Agent indicating that a Covenant Failure has occurred or (B) the date upon which Administrative Agent delivers written notice to Borrower that, based upon the financial statements delivered by Borrower with respect to a particular Determination Date, a Covenant Failure has occurred and (ii) no more than two (2) prior Principal Reduction Payments have been made in the previous twelve (12) month period, and no more than three (3) prior Principal Reduction Payments have been made since the Closing Date. Together with each Compliance Certificate evidencing a Covenant Failure, Borrower shall deliver a calculation of the amount of the Principal Reduction Payment due and payable in connection with such Covenant Failure. Any Principal Reduction Payment made by Borrower shall be applied against the final principal installment due with respect to the Loan and the shall not result in any reduction of the monthly principal installments due under this Agreement. As used in this Section 8.15(d), the following terms shall have the following meanings:

(i)          “Covenant Failure” means, as of any Determination Date, the failure of the Debt Service Coverage Ratio to equal or exceed the required ratio specified in Section 8.15(b) and/or the Project Yield to equal or exceed the required percentage specified in Section 8.15(c).

(ii)         “Principal Reduction Payment” shall mean a payment of principal in an amount that, if it had been made and applied to the principal balance of the Loan on the last day of the applicable calendar quarter, would have reduced the principal balance of the Loan to an amount that would have enabled the Debt Service Coverage Ratio to be in compliance with the then applicable requirement of Section 8.15(b) and the Project Yield to be in compliance with the then applicable requirement of Section 8.15(c). The Principal Reduction Payment shall be determined by Administrative Agent in its good faith business judgment. For avoidance of doubt, no prepayment premium shall be payable in connection with a Principal Reduction Payment.

Section 8.16.      Healthcare Laws and Covenants.

(a)          Without limiting the generality of any other provision of this Agreement, Borrower and Operators and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower or Operators (with respect to its operation of the Project) shall be in compliance in all material respects with all applicable Healthcare Laws. Borrower and Operators have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws and to Borrower’s knowledge there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. Borrower and Operators have and will maintain all Primary Licenses, Permits and other Governmental Approvals necessary under applicable Laws to own and/or operate the Project, as applicable (including such Governmental Approvals as are required under such Healthcare Laws).

(b)          Borrower represents that Borrower is neither (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) nor (ii) subject to the “Administrative Simplification” provisions of HIPAA. If Borrower at any time becomes, and during any period

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during which any Operator is, a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower and Operators, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) if and to the extent Borrower or Operators are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or Operators’ business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or Operators of the then effective provisions of HIPAA.

(c)          If and to the extent required under applicable Laws, Borrower and/or Operators shall maintain in full force and effect throughout the term of the Loan (i) a valid Primary License for the requisite number of Residential Units in the Project, free from restrictions or known conflicts, and such Primary License shall not be provisional, probationary or restricted in any manner that materially impairs the use or operation of the Project for the use described in the Primary License, and (ii) a provider agreement or other required documentation of approved provider status for each Third-Party Payor Programs, if applicable. The Project shall be operated in a manner such that the Primary Licenses shall remain in full force and effect.

(d)          If the Project is operated as a senior living facility for which a Primary License is required, neither Borrower nor Operators shall do (or suffer to be done) any of the following with respect to the Project:

(i)          Transfer the Primary Licenses to any location other than the Project;

(ii)         Following the issuance of a Primary License with respect to the Project, rescind, withdraw, revoke, or amend the number of Residential Units permitted under such Primary License, or otherwise amend such Primary License in such a manner that results in a material adverse effect on the rates charged or otherwise diminish or impair the nature, tenor or scope of the Primary License without Administrative Agent’s consent;

(iii)        Other than in connection with the Relicensing or as otherwise approved by Administrative Agent in its reasonable discretion, amend or otherwise change the

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Project’s authorized units/beds capacity and/or the number of Residential Units approved by the State Regulator, if applicable;

(iv)        Other than in connection with the replacement of independent living residents with assisted living or memory care residents, transfer all or any part of the Project’s units or beds to another site or location; or

(v)         Other than in connection with the replacement of independent living residents with assisted living or memory care residents, voluntarily transfer or encourage the transfer of any resident of the Project to any other facility, unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the facility or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the facility.

(e)          If and when Borrower or Operators participate in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Project, (i) the Project will remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs and (ii) the Project shall remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements. If Borrower or Operators participate in any Medicare or Medicaid programs with respect to the Project, Borrower, Operating Tenant or Property Manager (as applicable) shall have a current provider agreement that is in full force and effect under Medicare and Medicaid.

(f)          With respect to any Healthcare Investigation brought with respect to the Project, Borrower will promptly provide to Administrative Agent the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

Section 8.17.     Cooperation Regarding Licenses and Permits.   From time to time, upon the request of Administrative Agent, if a Potential Default or Event of Default exists hereunder, Borrower or Operating Tenant shall, or shall cause Property Manager to, complete, execute and deliver to Administrative Agent any applications, notices, documentation, and other information necessary or desirable, in Administrative Agent’s reasonable judgment, to permit Administrative Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Primary Licenses for the Project (or to become the owner of the existing Primary Licenses for the Project) and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Project by Administrative Agent or its designee for their current use (including any applications for change of ownership of the existing Primary Licenses or change of control of the owner of the existing Primary Licenses). To the extent permitted by applicable Laws, (i) Administrative Agent is hereby authorized (without the consent of Borrower or any Operator) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Administrative Agent in accordance with the above provisions to the applicable

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Governmental Authorities, or to take such other steps as Administrative Agent may deem advisable to obtain, maintain or renew any Primary License or Permits or other Governmental Approvals in connection with the operation of the Project for its current use, and each of Borrower and Operating Tenant agrees to cooperate and to cause Property Manager to cooperate with Administrative Agent in connection with the same and (ii) each of Borrower and Operating Tenant, upon demand by Administrative Agent, shall take any action and cause Property Manager to take any action necessary or desirable, in Administrative Agent’s sole judgment, to permit Administrative Agent or its designee (including a receiver) to use, operate and maintain the Project for its current use. If Borrower or Operating Tenant fails to comply with the provisions of this Section 8.17 for any reason whatsoever, each of Borrower and Operating Tenant hereby irrevocably appoints Administrative Agent and its respective designee as its attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Administrative Agent’s sole judgment to permit Administrative Agent or its designee to undertake Borrower’s and/or Operating Tenant’s obligations under this Section 8.17, including obtaining any Licenses or Governmental Approvals then required for the operation of the Project by Administrative Agent or its designee for its current uses. The foregoing power of attorney is coupled with an interest and is irrevocable and Administrative Agent may exercise its rights thereunder in addition to any other remedies which Administrative Agent may have against Borrower or any Borrower Party as a result of Borrower’s or Operating Tenant’s breach of the obligations contained in this Section 8.17.

Section 8.18.     Transactions With Affiliates.   Without the prior written consent of Administrative Agent, neither Borrower nor Operating Tenant shall engage in any transaction affecting the Project with an Affiliate of Borrower, except as contemplated under the Operating Lease or Management Agreement or as otherwise expressly contemplated by this Agreement.

Section 8.19.     Representations and Warranties.   Borrower shall promptly notify Administrative Agent (which notice may be in the form of a Compliance Certificate) in the event that any representation or warranty ceases to be true, complete and correct in any material respect.

Section 8.20.     Alterations.   Administrative Agent’s prior approval shall be required in connection with any alterations to the Project (except tenant improvements under any Lease approved by Administrative Agent’s or under any Lease for which approval was not required by Administrative Agent’s under this Agreement or alterations made in connection with a modification of the Project in connection with the Relicensing) (a) that adversely affect the structural components of the Project, utilities, HVAC or the exterior of the Project, (b) that are reasonably likely to cause a Material Adverse Change or (c) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Restoration Threshold, which approval may be granted or withheld in Administrative Agent’s reasonable discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Project shall at any time exceed the Restoration Threshold, Borrower shall promptly deliver to Administrative Agent as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) letters of credit, (iii) U.S. Obligations, (iv) other securities acceptable to Administrative Agent, or (v) a completion bond in form acceptable to Administrative Agent.

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Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Project (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Restoration Threshold.

Section 8.21.     Business and Operations.   Subject to Section 8.25 hereof, Borrower will continue to engage only in the businesses currently conducted by them on the date hereof, as and to the extent the same are necessary for the ownership and leasing of the Project. Borrower shall at all times cause the Project to be maintained in accordance with the Project’ use as a senior housing and/or senior healthcare facility.

Section 8.22.     Severability of Covenants.   Any representations, warranties or covenants made by Borrower or Operating Tenant regarding itself or its Affiliates (as contrasted with the Project) shall be deemed to have been made solely on behalf of such entity, and neither Borrower nor Operating Tenant shall be deemed to be making such representations or covenants or warranties regarding any other entity.

Section 8.23.     Required Repairs and Post Closing Requirements.   Borrower shall provide evidence reasonably satisfactory to Administrative Agent that the Required Repairs have been completed within the time periods set forth on Schedule 2.5(b), all of which shall be performed in a manner satisfactory to Administrative Agent and shall be subject to inspection by Administrative Agent. Borrower shall also satisfy the Post Closing Requirements within the time periods set forth on Schedule 12.39.

Section 8.24.     Resident Care Agreements.   Following the Closing Date, each patient and resident care agreement entered into by Operating Tenant or Property Manager with respect to the Project shall conform in all material respects with the form patient or resident care agreements delivered to Administrative Agent on the Closing Date, and all such agreements shall be in compliance with Healthcare Laws, to the extent applicable thereto.

Section 8.25.     Relicensing.

(a)          On or before June 30, 2014, Borrower shall determine the commercial feasibility of the Relicensing and, on or before such date, shall deliver written notice to Administrative Agent indicating (i) that Borrower shall undertake the Relicensing or (ii) that Borrower has determined that the Relicensing is not commercially feasible, together with a description of any proposals to the Relicensing that Borrower has determined may be commercially feasible alternatives to the Relicensing.

(b)          If Borrower has elected to undertake the Relicensing (and informed Administrative Agent of such election in accordance with Section 8.25(a)), then Borrower shall undertake and diligently pursue the Relicensing to completion on or before March 31, 2015, and shall provide written updates to Administrative Agent, at least once per calendar quarter, describing the status of the Relicensing. On or before March 31, 2015, Borrower shall deliver evidence reasonably satisfactory to Administrative Agent that (i) Borrower has completed the Relicensing; and (ii) all construction necessary for occupation of at least twenty (20) Residential Units at the Project by assisted living or memory care residents has been completed

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(c)          If Borrower elects not to undertake the Relicensing, Borrower shall deliver to Administrative Agent, on or before June 30, 2014, (i) a revised business plan for the Project setting forth Borrower’s proposed alterative to the Relicensing and operation of at least twenty (20) assisted living or memory care Residential Units at the Project, and (ii) projections under such plan, including calculations demonstrating compliance by the Project, on a pro forma basis, with the financial covenants specified in Section 8.15 hereof. Administrative Agent shall have the right to approve such revised business plan in its reasonable discretion and, following Administrative Agent’s approval thereof, which approval may be conditioned upon the modification of the Loan Documents to include such changes to the covenants specified in Section 8.15 as Administrative Agent may deem reasonably necessary based upon such projections, Borrower shall promptly implement such revised business plan.

Section 8.26.     Residential Units.   The Project shall have at least one hundred and 122 Residential Units.

ARTICLE IX
EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” hereunder and under the Loan:

Section 9.1.      Payments.   Failure of Borrower to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents or the Environmental Indemnity Agreement within five (5) days of (and including) the date when due, or failure of Borrower to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 9.2.      Insurance.   Borrower’s or Operators’ failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 9.3.      Sale, Encumbrance, Etc.   The occurrence of any Prohibited Transfer.

Section 9.4.      Covenants.   Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents or Environmental Indemnity Agreement (other than those agreements, covenants and provisions referred to elsewhere in this Article 9), and the continuance of such failure for ten (10) days after notice by Administrative Agent to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents or Environmental Indemnity Agreement, Borrower shall have an additional sixty (60) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within ten (10) days; (c) Borrower is diligently undertaking to cure such default; and (d) Borrower has provided Administrative Agent with security reasonably satisfactory to Administrative Agent against any interruption of payment or impairment of collateral under the Loan Documents as a result of such continuing failure. The notice and cure provisions of this Section 9.4 do not apply to the other Events of Default described in this Article 9 or to Borrower’s failure to perform, observe or comply with

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any of the agreements, covenants or provisions referenced elsewhere in this Article 9 (for which no notice and cure period shall apply unless explicitly stated therein).

Section 9.5.      Representations and Warranties.   Any representation or warranty made in any Loan Document or the Environmental Indemnity Agreement or the Compliance Certificate proves to be untrue in any material respect when made or deemed made; provided, however, that if such untrue representation or warranty was not an intentional misrepresentation or warranty and is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within five (5) Business Days after Borrower obtains knowledge thereof.

Section 9.6.      Other Encumbrances.   Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof, is not cured within any applicable grace or cure period therein.

Section 9.7.      Involuntary Bankruptcy or Other Proceeding.   Commencement of an involuntary case or other proceeding against Borrower or any Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 9.8.      Voluntary Petitions, etc.   Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 9.9.      Default Under Management Agreement.   The occurrence of a material default under the Management Agreement, which remains uncured beyond any applicable grace or cure periods available thereunder, provided, however, that such default shall not constitute an Event of Default hereunder if (a)(i) during any period in which a Primary License must be maintained with respect to the Project, the Primary License is not in imminent danger of revocation, (ii) the safety of the residents is not in jeopardy or (iii) the default does not arise from fraudulent acts or the willful misconduct of the Property Manager; and (b)(i) within ten (10) days following the occurrence of such default (or, to the extent applicable, the last day of any applicable grace or cure period, to the extent such default is susceptible of cure), Borrower proposes a replacement manager to Administrative Agent and (ii) following approval by Administrative Agent of such replacement manager (or of another replacement manager proposed by Borrower), Borrower replaces the existing Property Manager with such replacement

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manager in accordance with Section 8.3 hereof within 30 days or, if applicable law requires a longer period, within the minimum period required under applicable law.

Section 9.10.     Certain Covenants.   Borrower’s failure to (a) maintain its status as a Single Purpose Entity; (b) timely deliver the Compliance Certificate, which failure continues for a period of seven (7) days after the required delivery date; (c) comply with the provisions of Section 8.15; (d) comply with the provisions of Section 8.16(c); and (e) provide Administrative Agent with ten (10) days subsequent written notice of changes of the state of Borrower’s formation or Borrower’s name.

Section 9.11.     Financial Information.   Borrower’s failure to deliver financial statements and reports as required by Article 7 and the continuance of such failure for ten (10) days after the required delivery date.

Section 9.12.     Default Under Guaranty.   The occurrence of a default (other than a default arising from an Event of Default hereunder or under any of the Loan Documents) under the Recourse Guaranty Agreement and such default is not cured within any grace or cure periods provided therein; provided, however, that such default shall not be deemed an Event of Default so long as, within thirty (30) days after such event, one or more substitute guarantors acceptable to Administrative Agent shall have executed a replacement guaranty in substantially the form of the Recourse Guaranty Agreement delivered on the Closing Date.

Section 9.13.     Criminal Act.   Borrower’s or any Borrower Party’s conviction of a criminal act which adversely affects the Project or Borrower’s or Guarantor’s ability to perform their respective obligations under the Loan Documents.

Section 9.14.     Operating Lease.   The occurrence of a material default under the Operating Lease that continues uncured beyond any applicable notice and grace period provided therein.

Section 9.15.     Business Associate Agreement.   Subject to Section 2.11 hereof, the termination by Property Manager of the Business Associate Agreement of even date herewith between Borrower, Administrative Agent, and Lenders.

Section 9.16.     Environmental Indemnity Agreement.   There shall have occurred any default under the Environmental Indemnity Agreement which remains uncured beyond any applicable grace or cure periods available under the Environmental Indemnity Agreement.

Section 9.17.     Required Repairs and Post Closing Requirements.   The failure to complete the Required Repairs or satisfy the Post Closing Requirements within the time periods set forth on Schedule 2.5(b) and Schedule 12.39, respectively.

Section 9.18.     Death of Guarantor.   If any Guarantor is an individual, the death of such Guarantor; provided, however, that the death of a Guarantor shall not be deemed an Event of Default so long as, within ninety (90) days after such event, one or more substitute guarantors acceptable to Administrative Agent shall have executed a replacement guaranty in substantially the form of the Recourse Guaranty Agreement delivered on the Closing Date.

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Section 9.19.     Admissions Restrictions.   During any period in which a Primary License is required for the operation of the Project, if any Governmental Authority ceases to permit new residents or tenants to be admitted to the Project or causes an Operator to discharge residents or tenants from the Project; provided, however, that the occurrence of the foregoing shall not constitute an Event of Default if Operator is diligently pursuing the cure or appeal of such ban or discharge, provided such cure or appeal is permitted as a matter of Law, as reasonably determined Administrative Agent in consultation with its legal counsel.

Section 9.20.     Healthcare Investigations.   During any period in which a Primary License is required for the operation of the Project, the occurrence of a Healthcare Investigation affecting the Project that could reasonably be expected to have a Material Adverse Effect, provided, however, that the occurrence of the foregoing shall not constitute an Event of Default if Operator is diligently pursuing a cure of the issues under or an appeal of such investigation, provided such cure or appeal is permitted as a matter of Law, as reasonably determined Administrative Agent in consultation with its legal counsel.

ARTICLE X
REMEDIES

Section 10.1.      Remedies - Insolvency Events.   Upon the occurrence of any Event of Default described in Sections 9.7 or 9.8, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Sections 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Required Lenders’ election, in Required Lenders’ sole discretion.

Section 10.2.      Remedies - Other Events.   Except as set forth in Section 10.1 above, while any Event of Default exists, Administrative Agent may and at the direction of the Required Lenders shall (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity. Notwithstanding anything to the contrary contained in the Loan Documents or the Environmental Indemnity Agreement, the enforcement of the obligations of Borrower and the Borrower Parties under the Loan Documents and the Environmental Indemnity Agreement and the exercise of rights and remedies thereunder shall be undertaken solely by Administrative Agent in its capacity as agent for the Lenders.

Section 10.3.      Administrative Agent’s Right to Perform the Obligations.   If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents or the Environmental Indemnity Agreement, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent may have because of such Event of Default,

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Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to the Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Administrative Agent harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs, or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Administrative Agent pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent, except as a result of Administrative Agent’s gross negligence or willful misconduct. All sums paid by Administrative Agent pursuant to this Section 10.3, and all other sums expended by Administrative Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Administrative Agent upon demand.

ARTICLE XI
ADMINISTRATIVE AGENT

Section 11.1.      Appointment and Duties.

(a)          Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 11.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and the Environmental Indemnity Agreement and accept delivery thereof on its behalf from Borrower or Borrower Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and the Environmental Indemnity Agreement and (iii) exercise such powers as are reasonably incidental thereto.

(b)          Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents and the Environmental Indemnity Agreement (including in any proceeding described in Section 9.7 or Section 9.8 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document or the Environmental Indemnity Agreement to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding

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described in Section 9.7 or Section 9.8 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document or the Environmental Indemnity Agreement, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents or the Environmental Indemnity Agreement, applicable law or otherwise, (vii) execute any amendment, consent or waiver under the Loan Documents or the Environmental Indemnity Agreement on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Borrower or a Borrower Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed and (viii) provide each Lender within ten (10) Business Days following receipt, copies of the reports and financial information received from Borrower under Article 7 and notices of default delivered by or received by Administrative Agent under this Agreement.

(c)          Under the Loan Documents and the Environmental Indemnity Agreement, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.13(b) with respect to the Register and in Section 11.10), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document or the Environmental Indemnity Agreement to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document or the Environmental Indemnity Agreement other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document or the Environmental Indemnity Agreement, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 11.2.      Binding Effect.   Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents or the Environmental Indemnity Agreement, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

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Section 11.3.      Use of Discretion.

(a)          The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or the Environmental Indemnity Agreement or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)          Notwithstanding clause (a) of this Section 11.3, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document, the Environmental Indemnity Agreement or applicable Requirement of Law.

Section 11.4.      Delegation of Rights and Duties.   The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document or the Environmental Indemnity Agreement by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 11 to the extent provided by the Administrative Agent.

Section 11.5.      Reliance and Liability.

(a)          The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 12.3, (ii) rely on the Register to the extent set forth in Section 2.12, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower or any Borrower Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)          None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document or the Environmental Indemnity Agreement, and each Lender and Borrower and the Borrower Parties hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

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(i)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)         shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or the Environmental Indemnity Agreement;

(iii)        makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or Borrower or any Borrower Party in connection with any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein or any other document or information with respect to Borrower or any Borrower Party, whether or not transmitted or (except for documents expressly required under any Loan Document or the Environmental Indemnity Agreement to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents or the Environmental Indemnity Agreement; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or the Environmental Indemnity Agreement, whether any condition set forth in any Loan Document or the Environmental Indemnity Agreement is satisfied or waived, as to the financial condition of Borrower or any Borrower Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower and the Borrower Parties hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 11.6.      Administrative Agent Individually.   The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Borrower Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” and “Required Lender,” and any similar terms shall, except where otherwise expressly provided in any Loan Document or the Environmental Indemnity

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Agreement, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 11.7.      Lender Credit Decision.   Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and each Borrower Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or the Environmental Indemnity Agreement or with respect to any transaction contemplated in any Loan Document or the Environmental Indemnity Agreement, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document or the Environmental Indemnity Agreement to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Borrower Party or any Affiliate of Borrower or any Borrower Party that may come into the possession of the Administrative Agent or any of its Related Persons.

Section 11.8.      Expenses; Indemnities.

(a)          Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by Borrower or any Borrower Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and other taxes paid in the name of, or on behalf of, Borrower or any Borrower Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document and the Environmental Indemnity Agreement.

(b)          Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by Borrower or any Borrower Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Loan of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or the Environmental Indemnity Agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

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Section 11.9.      Resignation of Administrative Agent.

(a)          The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent, which Person shall have an office located in the United States. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)          Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Environmental Indemnity Agreement, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document or the Environmental Indemnity Agreement other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents or the Environmental Indemnity Agreement and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents and the Environmental Indemnity Agreement.

(c)          Administrative Agent may be removed as Administrative Agent upon the request of all Lenders (other than Affiliates of Administrative Agent) upon the determination by a court of competent jurisdiction that Administrative Agent has committed actions constituting gross negligence or willful misconduct under this Agreement. The provisions of subsection (b) above shall apply upon such removal.

Section 11.10.     Additional Secured Parties.   The benefit of the provisions of the Loan Documents and the Environmental Indemnity Agreement directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 11, Section 12.6 (Right of Setoff), Section 12.7 (Sharing of Payments, Etc.) and Section 12.38 (Non-Public Information; Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the

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Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 11.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document or the Environmental Indemnity Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1.      Notices.   Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by email (provided that, with respect to a notice sent by email, an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	c/o The Freshwater Group, Inc.
2020 W. Rudasill Road
Tucson, Arizona 85704
Attn: Mr. David Freshwater, Mr. Carl Mittendorff
Email: carl@thefreshwatergroup.com

with a copy to:	c/o NorthStar Realty Healthcare
2 Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814
Attention: Doug Bath
Email: dbath@nrfc.com

And

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Harry R. Silvera, Esq.
Email: harry.silvera@friedfrank.com

And

LOAN AGREEMENT – Page 86

Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention: Kevin Kinigstein, Esq.
Email: kkinigstein@coxcastle.com

If to Administrative Agent:	General Electric Capital Corporation
Loan No. 70004520
500 West Monroe Street
Chicago, Illinois 60661
Attention: Kasia Dobrzanska
Email: Katarzyna.Dobrzanska@ge.com

with a copy to:	General Electric Capital Corporation
Loan No. 70004520
500 West Monroe Street
Chicago, Illinois 60661
Attention: Jeffry Bothwell
Email: Jeffry.bothwell@ge.com

with a copy to:	General Electric Capital Corporation
Loan No. 70004520
500 West Monroe Street
Chicago, Illinois 60661
Attention: Jeffrey M. Muchmore, Managing Director
Email: Jeffrey.muchmore@ge.com

with a copy to:	General Electric Capital Corporation
Loan No. 70004520
5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington, Chief Counsel-
HFS Real Estate
Email: diana.pennington@ge.com

If to a Lender:	To the address set forth on Exhibit C attached hereto

Any notice or request so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage). Any notice or request so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, or Borrower, as the case may be. If given by facsimile, a notice or request shall be deemed given and received when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during

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normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1. Except for facsimile and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2.      Amendments and Waivers.

(a)          No amendment or waiver of any provision of the Environmental Indemnity Agreement or any Loan Document and no consent to any departure by Borrower or any Borrower Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall be effective, unless in writing and signed by each Lender (or by the Administrative Agent with the consent of the Lenders), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, and such amendment, consent or waiver does any of the following:

(i)          waives any condition precedent to the effectiveness of this Agreement, except any condition referring to any other provision of any Loan Document;

(ii)         increases the Loan Commitment of any Lender or subjects any Lender to any additional obligation or otherwise increases the principal amount of the Loan;

(iii)        reduces (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding amount under the Loan owing to Lenders or (B) any fee or accrued interest payable to any Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 8 or in any definition set forth therein or principally used therein;

(iv)        waives or postpones any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on the Loan (including any agreement to forbear that would have the same effect) or fee owing to such Lender or for the

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reduction of such Lender’s Loan Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.5(c), or to the application of any payment, including as set forth in Section 2.7;

(v)         releases all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of Borrower;

(vi)        reduces or increases the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share,” or “Pro Rata Outstandings”; or

(vii)       amends Section 12.7 (Sharing of Payments, Etc.) or this Section 12.2;

(b)          Anything herein to the contrary notwithstanding, (A) any waiver of any payment applied pursuant to Section 2.6 (Application of Payments) to, and any modification of the application of any such payment to the Loan shall require the consent of the Required Lenders, (B) no amendment, waiver or consent shall affect the rights or duties under any Loan Document or the Environmental Indemnity Agreement of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 11 or the application thereof), and (C) (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Loan Commitment or of such Lender may not be increased or extended without the consent of such Lender, (y) such Lender’s Pro Rata Outstandings may not be forgiven without the consent of such Lender, and (z) the interest rate on the Loan cannot be reduced unless the Defaulting Lender is treated the same as all other Lenders; (2) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loan; (3) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; and (4) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(c)          Each waiver or consent under any Loan Document or the Environmental Indemnity Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any Borrower Party shall entitle such Person to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(d)          Any reference to a Loan Document or the Environmental Indemnity Agreement, whether in this Agreement, in any other Loan Document or the Environmental Indemnity Agreement, shall be deemed to be a reference to such Loan Document or the Environmental Indemnity Agreement as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

(e)          Unless also consented to in writing by such Secured Hedge Provider or, in the case of a Secured Hedge Agreement provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital, no such amendment, waiver or consent with respect to this Loan

LOAN AGREEMENT – Page 89

Agreement, the Environmental Indemnity Agreement or any other Loan Document shall (A) alter the ratable treatment of Obligations arising under Secured Hedge Agreements such that such Obligations become junior in right of payment to principal on the Loan or (B) result in Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to such Secured Hedge Provider.

Section 12.3.      Assignments and Participations; Binding Effect.

(a)          This Agreement shall become effective when it shall have been executed by the Administrative Agent, the Lenders party hereto, Borrower and Operating Tenant. Thereafter, it shall be binding upon and inure to the benefit of Borrower (except for Article 11), the Administrative Agent, each Lender and, to the extent provided in Section 12.4, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document or the Environmental Indemnity Agreement none of Borrower, Operating Tenant or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)          Each Lender (other than a Defaulting Lender) may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Loan Commitment and its rights and obligations with respect to the Loan) to (i) any existing Lender (other than a Defaulting Lender), (ii) any Affiliate or Approved Fund of any existing Lender (so long as such Person would not, upon acceptance of such rights and obligations hereunder, constitute a Defaulting Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loan subject to any such sale shall be in a minimum amount of $1,000,000, unless such sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Loan or is made with the prior consent of Administrative Agent. A Defaulting Lender may not sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder except with Administrative Agent’s consent or at Administrative Agent’s direction in accordance with Section 2.14(c) hereof unless the circumstance which caused such Lender to become a Defaulting Lender will be fully cured in connection with such sale, transfer, negotiation or assignment. A Defaulting Lender (or Person that would constitute a Defaulting Lender upon acceptance of rights and obligations hereunder) may not be the recipient of the sale, transfer, negotiation or assignment of any rights or obligations hereunder except with the consent of the Administrative Agent.

(c)          The parties to each transfer or sale made in reliance on clause (b) above (other than those described in clause (d) or (e) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such transfer or sale, together with any existing Note subject to such transfer or sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms or other forms required to be delivered by the Administrative Agent, and payment of an assignment fee in the amount of $3,500, provided that (1) if a transfer or sale by a

LOAN AGREEMENT – Page 90

Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such transfer or sale, and (2) if a transfer or sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such transfer or sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 12.3(b)(iii), upon the Administrative Agent (and Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)          Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.12(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents and the Environmental Indemnity Agreement have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents and the Environmental Indemnity Agreement, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents and the Environmental Indemnity Agreement, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 11, Section 12.6 (Right of Setoff), Section 12.7 (Sharing of Payments) and Section 12.38 (Non-Public Information; Confidentiality).

(e)          In addition to the other rights provided in this Section 12.3, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loan), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

EACH LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ITS PRO RATA SHARE OF THE LOAN OR ITS NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE ENVIRONMENTAL INDEMNITY AGREEMENT, LOAN, ITS NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “LENDER TRANSFEREE”). Borrower agrees to cooperate with Lenders in connection with any such restatement, division, sale, assignment or transfer,

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provided, however, that nothing contained in this Section 12.3 shall require Borrower to take any actions which would cause Borrower to incur additional costs (other than de minimis costs) or additional obligations or liabilities as the result of or in connection with such cooperation. Each Lender Transferee shall have all of the rights and benefits with respect to the Loan, Obligations, any Notes, Collateral and/or Loan Documents and the Environmental Indemnity Agreement held by it as fully as if the original holder thereof, and either Lender or any Lender Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein. Notwithstanding any other provision of any Loan Document or the Environmental Indemnity Agreement, a Lender may disclose to any Lender Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document or the Environmental Indemnity Agreement.

(f)          In addition to the other rights provided in this Section 12.3, each Lender may, without notice to or consent from the Administrative Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents and the Environmental Indemnity Agreement; provided, however, that, whether as a result of any term of any Loan Document, the Environmental Indemnity Agreement or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make the Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Borrower Parties and the Secured Parties towards such Lender, under any Loan Document and the Environmental Indemnity Agreement shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant shall be entitled to the benefit of Sections 2.8 (Capital Adequacy; Increased Costs; Illegality), 2.9 (Hedge Agreements), and 2.10 (Libor Breakage Amount); provided, however, that in no case shall a participant have the right to enforce any of the terms of any Loan Document or the Environmental Indemnity Agreement, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or the Environmental Indemnity Agreement or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents and the Environmental Indemnity Agreement (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii), (iv), and (v) of Section 12.2(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled.

Section 12.4.      Indemnities.

(a)          The Borrower agree to indemnify, hold harmless and defend the Administrative Agent, each Lender, and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, the Environmental Indemnity Agreement, any Obligation (or the repayment thereof), any related transaction, or any securities filing of, or with respect to, Borrower, any Borrower Party or the Project or Operating Tenant, (ii) any commitment letter, proposal letter or term sheet

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with any Person and any contractual obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that Borrower shall have no liability under this Section 12.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, Borrower and each Borrower Party waives and agrees not to assert against any Indemnitee any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person, to the extent such Related Person may be liable for a portion of such Liability.

(b)          Without limiting the foregoing, “Indemnified Matters” includes all environmental Liabilities as set forth in Article 4 whether or not, with respect to any such environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to Borrower or Borrower Party and (ii) are attributable solely to acts of such Indemnitee.

(c)          Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document and all representations and warranties made in any Loan Document shall (i) survive the termination of the Loan Commitment and the payment in full of other Obligations for a period of five (5) years following the date upon which all of the Release Conditions have been satisfied, provided that (A) Administrative Agent has confirmed to its satisfaction that there is no known contamination of the Project due to any Hazardous Materials requiring remediation by applicable Environmental Laws and that there are no outstanding claims, suits or demands existing or threatened in writing with respect to any Hazardous Materials or under any Environmental Laws relating to the Project, (B) Borrower shall have paid Lender’s fees and expenses (including those of outside consultants and attorneys) to verify the accuracy of the foregoing, (C) no Event of Default shall have been in existence on the date upon which the Obligations were paid in full and (D) no loss or other damage shall have occurred as a result of the occurrence of any of the acts or omissions described in Section 13.1 and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

(d)          In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and Borrower Parties hereby waives, releases and agrees

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not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.5.      Lender-Creditor Relationship.   The relationship between the Lenders and the Administrative Agent, on the one hand, and Borrower, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to Borrower or Borrower Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and Borrower and Borrower Parties by virtue of, any Loan Document, the Environmental Indemnity Agreement or any transaction contemplated therein.

Section 12.6.      Right of Setoff.   Each of the Administrative Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrower against any Obligation of Borrower or any Borrower Party now or hereafter existing, whether or not any demand was made under any Loan Document or the Environmental Indemnity Agreement with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agree promptly to notify Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 12.6 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders, and their Affiliates and other Secured Parties may have.

Section 12.7.      Sharing of Payments, Etc.   If any Lender, directly or through an affiliate or branch office thereof, obtains any payment of any Obligation of Borrower or any Borrower Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.8 (Capital Adequacy; Increased Costs; Illegality), 2.9 (Hedge Agreements), and 2.10 (Libor Breakage Amount) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff)

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with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

Section 12.8.      Marshaling; Payments Set Aside.   No Secured Party shall be under any obligation to marshal any property in favor of Borrower or any Borrower Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower or any other Borrower Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 12.9.      Limitation on Interest.   It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Administrative Agent and Lenders with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent and any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State of Illinois and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents and the Environmental Indemnity Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents, the Environmental Indemnity Agreement or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 12.9 shall control and supersede every other provision of the Loan Documents and the Environmental Indemnity Agreement. The Loan Documents and the Environmental Indemnity Agreement are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that if at any time the laws of the United States of America permit Administrative Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or the Lenders may contract for, take, reserve, charge or receive under the Loan Documents and the Environmental Indemnity Agreement.

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Section 12.10. Invalid Provisions.   If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.

Section 12.11.  Reimbursement of Expenses.   Any action taken by Borrower or Borrower Party under or with respect to any Loan Document or the Environmental Indemnity Agreement, even if required under any Loan Document or the Environmental Indemnity Agreement or at the request of any Secured Party, shall be at the expense of Borrower or Borrower Party, and no Secured Party shall be required under any Loan Document or the Environmental Indemnity Agreement to reimburse Borrower or Borrower Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses actually incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document or the Environmental Indemnity Agreement, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Loan by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations, financial investigation, and Collateral examinations, including any tax service company (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners), (c) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, the Environmental Indemnity Agreement, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to Borrower or any Borrower Party, Loan Document, the Environmental Indemnity Agreement, Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel), (d) costs incurred in connection with settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and (e) fees and costs for Uniform Commercial Code and litigation searches and background checks, and Rating Agency fees and expenses in connection with a Rating Agency Confirmation, if required. Notwithstanding anything contained herein to the contrary, Borrower shall not be responsible for

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any costs (other than de minimis costs) related to the assignment or participation of the Loan or any portion thereof by any Lender as permitted under this Section 12.11.

Section 12.12. Approvals; Third Parties; Conditions.   All approval rights retained or exercised by Administrative Agent or the Lenders with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Administrative Agent’s and the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that Administrative Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower and may not be enforced, nor relied upon, by any Person other than the Administrative Agent (and its successors and permitted assigns), the Lenders (and their successors and permitted assigns and participants), and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of the Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that any Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by any Lender at any time in such Lender’s sole discretion.

Section 12.13. Administrative Agent and Lenders Not in Control; No Partnership.   None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or the Lenders the right or power to exercise control over the affairs or management of Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income among Administrative Agent and the Lenders or any of them, on the one hand, and Borrower, on the other hand, or to create an equity interest in the Project in Administrative Agent or any Lender. None of Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or to any other Person with respect to the Project or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) none of Administrative Agent or any Lender are, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or Borrower’s stockholders, members, or partners and Administrative Agent and the Lenders do not intend to ever assume such status; (b) Administrative Agent and the Lenders shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Administrative Agent and the Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or Borrower’s stockholders, members, or partners. Administrative Agent and the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income among the Administrative Agent and the Lenders or any of them, on

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the one hand, and Borrower, on the other hand, or to create an equity interest in the Project in Administrative Agent or the Lenders, or any sharing of liabilities, losses, costs or expenses.

Section 12.14. Contest of Certain Claims.   Borrower may contest the validity of Taxes or any environmental, mechanic’s or materialman’s lien asserted against the Project so long as (a) Borrower notifies Administrative Agent that it intends to contest such Taxes or liens, as applicable, (b) Borrower provides Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent assuring the discharge of Borrower’s obligations for such Taxes or liens, as applicable, including interest and penalties, (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and conclude such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment, (d) Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (e) notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Administrative Agent, the Project or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Administrative Agent may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established.

Section 12.15. Time of the Essence.   Time is of the essence with respect to this Agreement.

Section 12.16. Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders, and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of the Lenders, assign any of its rights, duties or obligations hereunder.

Section 12.17. Renewal, Extension or Rearrangement.   All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 12.18. Waivers.   No course of dealing on the part of Administrative Agent or the Lenders or their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or the Lenders under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.

Section 12.19. Cumulative Rights; Joint and Several Liability.   Rights and remedies of Administrative Agent (on behalf of the Lenders) under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. If more than one

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person or entity has executed this Agreement as a “Borrower,” the obligations of all such persons or entities hereunder shall be joint and several.

Section 12.20. [Reserved]

Section 12.21. Singular and Plural.   Words used in this Agreement, the other Loan Documents and the Environmental Indemnity Agreement, in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.22. Exhibits and Schedules.   The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.23. Titles of Articles, Sections and Subsections.   All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.24. [Reserved]

Section 12.25. Survival.   Except as otherwise provided herein, all of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 12.26. WAIVER OF JURY TRIAL.   TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, Administrative Agent, AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE ENVIRONMENTAL INDEMNITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AGREEMENT OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS

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WAIVER IS A MATERIAL INDUCEMENT FOR Administrative Agent AND EACH LENDER TO ENTER INTO THIS AGREEMENT.

Section 12.27. Waiver of Punitive or Consequential Damages.   None of Administrative Agent, any Lender, nor Borrower or any Borrower Party shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Administrative Agent and each Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Administrative Agent or any Lender in connection with the Loan.

Section 12.28.  Governing Law.   UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATES WHERE THE PROJECT ARE LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATES WHERE THE PROJECT ARE LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

Section 12.29. Entire Agreement.   This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Administrative Agent and each Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Term Sheet and this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, the terms of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, as applicable, shall control. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents or the Environmental Indemnity Agreement, the terms of this Agreement shall control.

Section 12.30. Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.31. Consents and Approvals.   To the extent that Administrative Agent, Lenders and/or Required Lenders provide any consent or approval as provided for in this Loan Agreement, such consent shall be limited to the specific matter approved and shall NOT be construed to (a) relieve Borrower from compliance with all of the other terms and obligations of

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the Loan Agreement, or (b) constitute a consent to any further similar action (as to which a prospective consent or approval shall be required and may not necessarily be granted), or (c) constitute a consent to any other obligation to which any Lender may be a party.

Section 12.32.  [Intentionally Omitted]

Section 12.33. Effectiveness of Facsimile Documents and Signatures.   The Loan Documents and Environmental Indemnity Agreement may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents and Environmental Indemnity Agreement, as applicable. Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 12.34. Venue.   BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO Administrative Agent’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.35. Important Information Regarding Procedures for Requesting Credit.   Each of the Administrative Agent and Lenders hereby notifies the Borrower Parties that in order to help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each individual or business that requests credit. Accordingly, in connection with the Loan or any other request for credit, Administrative Agent and the Lenders will ask for the business name, business address, Employer Identification Number, and other information which allows them to identify each Borrower Party, and may ask for other identifying documents showing existence of each Borrower Party.

Section 12.36. Method of Payment.   All amounts payable under this Agreement and the other Loan Documents must be paid by Borrower in accordance with Section 2.6(c). Payments in the form of cash, money order, third party payment, cashier’s check, a check drawn on a foreign bank or non-bank financial institution, or any form of payment other than those provided in the preceding sentence will not be accepted.

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Section 12.37. Non-Public Information; Confidentiality; Disclosure.   Borrower authorizes Administrative Agent and each Lender to disclose information about Borrower and any Borrower Party that Administrative Agent or such Lender may at any time possess to any Affiliate of a Lender or Administrative Agent, whether such information was supplied by Borrower or otherwise obtained by Administrative Agent or the Lender; provided to the extent Administrative Agent or any Lender receives material non-public information hereunder concerning the Borrower, the Borrower Parties, and the Operating Tenant and their Affiliates, Administrative Agent and each Lender agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

Section 12.38. Non-Public Information; Confidentiality.   Administrative Agent and each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning Borrower, the Borrower Parties and their Affiliates and securities and agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

Section 12.39. Post-Closing Obligations of Borrower.   Notwithstanding the fact that Borrower has not satisfied certain of the conditions to the advance of the Loan proceeds as of the Closing Date, Lenders have agreed to advance the proceeds of the Loan to Borrower, subject to the satisfaction of the other conditions to funding contained herein and each of the requirements set forth in Schedule 12.39 attached hereto and provide Administrative Agent with evidence thereof within the time periods specified therein.

Section 12.40. Release and Waiver Regarding Special Audits.   Borrower and Lenders acknowledge that from time to time during the term of the Loan, one or more Lenders and/or Borrower may request that GE Capital provide Borrower and/or the Lenders (collectively, the “Recipient”) with certain internally generated reports (whether oral and/or written, the “Reports”), which Reports may include oral and/or written information, assessments, notes, memoranda and analyses prepared by employees of GE Capital for the limited purpose of preparing an audit of the progress one or more of the Project has made with respect to a plan of correction (or similar remedial obligation of Borrower or Operators under any Healthcare Laws) that may be issued from time to time with respect to the Project. With respect to any Reports that may be provided to the Recipient from time to time during the term of the Loan, Lenders and Borrower hereby acknowledge and agree as follows: (a) the Reports may be prepared based on procedures that may not include all procedures deemed necessary for the Recipient’s own purposes; (b) GE Capital will not be able or willing to make any recommendations based on the Reports and GE Capital shall not in any way be deemed a consultant, agent or other representative to the Recipient in any manner; (c) the Recipient does not acquire any rights as a result of the disclosure of the Reports and its access thereto, and GE Capital assumes no duties or obligations in connection with, or as a result of, such access; (d) the Recipient is not entitled to rely on the Report; (e) the Recipient will not distribute or disclose the Reports or the information contained therein to any third party, except if compelled by legal process, and it will, to the extent permitted by applicable Law, indemnify and hold harmless GE Capital, together with its employees, officers, advisors and Affiliates from and against any and all claims, losses or expenses (including attorneys’ fees) arising as a result of GE Capital having disclosed the

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Reports to the Recipient; (f) the Recipient waives its right to recover from, and releases and discharges any legal action against, GE Capital with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise, including attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Report; and (g) and with respect to the Reports, GE Capital is not acting as an agent, fiduciary or representative for the Recipient, and the Recipient will (i) make its own independent investigation of the subject matter of the Reports and (ii) be solely responsible for its own review, assessments, conclusions and decisions with respect to the Loan, the Project and the relevant Borrower and/or Operators.

ARTICLE XIII
LIMITATIONS ON LIABILITY

Section 13.1.    Limitation on Liability.

(a)          Subject to the qualifications below, neither the Administrative Agent nor any Lender shall enforce the liability and obligation of Borrower to perform and observe the Obligations by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Administrative Agent and the Lenders may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Project, or any other Collateral given to Administrative Agent and the Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Project and in any other collateral given to Administrative Agent and the Lenders to secure the Obligations, and Administrative Agent and each Lender, as applicable, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or Borrower’s officers, directors, employees, trustees, shareholders, partners, members, principals or Affiliates, or any officers, directors, employees, trustees, shareholders, partners, members or principals of any such Person, in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.

(b)          The provisions of this Section 13.1 shall not, however, (i) constitute a waiver, release or impairment of any Obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Administrative Agent or any Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent or any Lender thereunder; (iv) impair the right of Administrative Agent or any Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any appropriate action or proceeding in order for Administrative Agent or any Lender to exercise its remedies against the Project; or (vii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and

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obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation (including attorneys’ fees and costs reasonably incurred), causes of action, suits, claims, demands and judgments of any nature or description whatsoever, which may be imposed upon, incurred by or awarded against Administrative Agent or any Lender or any affiliate thereof as a result of, arising out of or in connection with (and Borrower shall be personally liable and shall indemnify Administrative Agent and such Lender for) the following:

(i)          Borrower’s conviction of a criminal act;

(ii)         Borrower’s or Operating Tenant’s failure to permit on-site inspections of the Project by Administrative Agent or its agents and representatives or to provide the financial reports and other financial information, each as required by, and in accordance with the terms and provisions of, this Agreement and the other Loan Documents;

(iii)        the failure by Borrower or any Borrower Party to apply any funds derived from the Project, including Security Deposits, Adjusted Revenue, insurance proceeds and condemnation awards as required by the Loan Documents (excluding, however, misapplication of funds by a Person that holds a ministerial position and which misapplication is cured by Borrower as set forth in Section 9.4);

(iv)        If a Borrower, Borrower Party or Guarantor commits fraud or any intentional, material misrepresentation in or in connection with the Loan Documents or the Loan;

(v)         Borrower’s or Operating Tenant’s collection of rents more than one month in advance (except for bona fide security deposits not in excess of an amount equal to two month's rent and advance deposits to be applied after the end of a free rent period as set forth in any tenant estoppel or lease delivered to Administrative Agent);

(vi)        Borrower’s obstruction or hindrance of Administrative Agent’s or any Lender’s exercise of remedies under the Loan Documents;

(vii)       Borrower’s or Operating Tenant’s failure to turn over to Administrative Agent all Security Deposits upon Administrative Agent’s demand following an Event of Default in contravention of the terms of this Agreement and except as may be required by Law;

(viii)      Borrower’s failure to timely renew any letter of credit issued in connection with the Loan (to the extent any letter of credit is required);

(ix)         any amendment or modification of the Operating Lease, or any guaranty thereof, or any termination or surrender of the Operating Lease or any guaranty thereof (except only to the extent expressly permitted under this Agreement), without the prior written consent of Administrative Agent in each instance in accordance with Section 5.3(b);

(x)          Borrower’s or any Operators’ failure to maintain insurance as required by this Agreement or to pay any Taxes or assessments affecting the Project, unless revenue arising from the Project is insufficient to pay such items;

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(xi)         uninsured damage to or destruction of the Project;

(xii)        Borrower’s, Operating Tenant’s or Affiliated Manager’s failure to perform its obligations with respect to environmental matters under Article 4;

(xiii)       Borrower’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by Administrative Agent or any Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement establish a joint venture, partnership or other similar arrangement among Borrower, the Administrative Agent, or any Lender;

(xiv)      any brokerage commission or finder’s fees claimed to be owing to a broker or finder purportedly engaged by Borrower or a Borrower Party;

(xv)       [Intentionally Omitted];

(xvi)      the intentional physical waste of the Project caused by Borrower, Operating Tenant or Affiliated Manager, or their respective employees;

(xvii)     the removal or disposal of any personal property by Borrower, Operating Tenant or Affiliated Manager, or their respective its agents, employees or contractors from the Project in which Administrative Agent or the Lenders have a security interest in violation of the terms and conditions of the Loan Documents; or

(xviii)    Borrower’s failure to comply with the covenants set forth in Section 6.17(b) (except for unsecured trade payables that remain unpaid because the revenue from the Project is insufficient to pay all operating expenses of the Project on a current basis) and Section 6.17(c)(x) hereof.

(c)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, all of the Obligations shall be fully recourse to Borrower and Borrower shall be personally liable therefor in the event of: (i) any voluntary conveyance, sale pledge or other transfer of all or substantially all of the Project in breach of Section 8.1, (ii) a substantive consolidation of Borrower into an Affiliate of Borrower, if Borrower’s failure to comply with the covenants set forth in clause (ii), (v) or (vii) of Section 6.17(b) or in clause (x) or (xi) of Section 6.17(c) hereof was a materially contributing factor in such determination; (iii) [intentionally omitted], or (iv) the filing by Borrower or Operating Tenant or the filing against Borrower or Operating Tenant by Borrower, any Borrower Party or any Person who Controls Borrower, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or the consenting to or joining in any such proceeding by Borrower or Operating Tenant or (v) any assignment for the benefit of creditors made by Borrower or Operating Tenant.

(d)          Borrower also shall be personally liable to Administrative Agent and the Lenders for any and all reasonable attorneys’ fees and expenses and court costs incurred by Administrative Agent and the Lenders in enforcing this Section 13.1 or otherwise incurred by Administrative Agent or any Lender in connection with any of the matters set forth in this Section 13.1, regardless whether such matters are legal or equitable in nature or arise under tort

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or contract law. The limitation on the personal liability of Borrower in this Section 13.1 shall not modify, diminish or discharge the personal liability of any Guarantor. Nothing herein shall be deemed to be a waiver of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent and the Lenders under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2.   Limitation on Liability of Lender’s Officers, Employees, etc.

Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of the Administrative Agent’s or such Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or such Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

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EXECUTED as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation, in its capacity as
Administrative Agent

By:	/s/ Daniel Reilly
Name: Daniel Reilly
Title: Duly Authorized Signatory

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation, in its capacity as a Lender

By:	/s/ Daniel Reilly
Name: Daniel Reilly
Title: Duly Authorized Signatory

[Signatures Continued on Following Page]

LOAN AGREEMENT – Signature Page

BORROWER:	WATERMARK PINEBROOK OWNER, LLC,
a Delaware limited liability company

	By:	/s/ David Barnes
	Name:	David Barnes
Title: Authorized Signatory

LOAN AGREEMENT – Signature Page

Acknowledged and agreed to, solely with respect to the representations, warranties and covenants set forth in this Agreement which relate to Operating Tenant (it being understood that the foregoing acknowledgment and agreement does not render Operating Tenant liable for any Indebtedness or other Obligations hereunder), by the undersigned:

OPERATING TENANT:	WATERMARK PINEBROOK, LLC,
a Delaware limited liability company

	By:	/s/ David Freshwater
	Name:	David Freshwater
Title: Authorized Signatory

LOAN AGREEMENT – Schedule 12.39 - Page 1